Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement is not an offer to sell or the solicitation of an offer to buy any securities.

CHINA UNICOM LIMITED

中國聯通股份有限公司

(incorporated in Hong Kong with limited liability under the Companies Ordinance)

CONNECTED TRANSACTIONS

SUMMARY

The Acquisition

The Board announces that the Company has entered into the Acquisition Agreement, pursuant to which the Company agrees to acquire, and Unicom BVI (the Company’s immediate controlling shareholder) agrees to sell, the entire issued share capital of the Target Holding Company, subject to the satisfaction (or waiver) of certain conditions. The total purchase price of the Acquisition amounts to HK$3,014,886,000 (RMB3.2 billion). The Company will use its existing internal cash resources to finance the Acquisition. As of 30 June 2003, the aggregate amount of the net indebtedness of the Target Holding Company’s wholly-owned subsidiary, the Target Company, was HK$7.6 billion (RMB8.1 billion). Taking into account the above net indebtedness and the total purchase price of the Acquisition, the enterprise value of the Target Company is HK$10.6 billion (RMB11.3 billion).

The Target Holding Company is the holding company of the Target Company, which currently holds Unicom Group’s cellular telecommunications businesses in Shanxi, Hunan, Hainan, Yunnan, Gansu and Qinghai provinces and Inner Mongolia, Ningxia Hui and Xizang autonomous regions in the PRC.

The Sale

The Board also announces that CUCL, a wholly-owned subsidiary of the Company, has entered into the Sale Agreement, pursuant to which CUCL agrees to sell, and the A Share Company agrees to acquire, the entire equity interests in Guoxin Paging, subject to the satisfaction of certain conditions. The total sale price of the Sale amounts to HK$2,590,917,656 (RMB2.75 billion). The proceeds from the Sale will be applied as general working capital of the Group.

Guoxin Paging provides various types of paging and other value-added services, including local, provincial and country-wide roaming under the “Unicom Paging” brand.

Prospective Connected Transactions

As a result of the Acquisition, the Target Company has entered into certain arrangements with the Company’s substantial shareholders and/or their Associates. As a result of the Sale, the Company’s substantial shareholders and/or their Associates have entered into certain arrangements with CUCL, Unicom New Century and the Target Company. Such arrangements constitute connected transactions of the Company under the Hong Kong Listing Rules. Details of these arrangements are set out in the section headed “Prospective Connected Transactions” in this announcement.

General

Unicom BVI owns about 77.47% of the issued share capital of the Company. The A Share Company in turn indirectly owns about 57.2% of the issued share capital of the Company through holding about 73.84% of the issued share capital of Unicom BVI. As both Unicom BVI and the A Share Company are substantial shareholders and connected persons of the Company within the meaning of the Hong Kong Listing Rules, the Acquisition and the Sale constitute connected transactions for the Company under the Hong Kong Listing Rules.

The Company has established an Independent Board Committee to advise the Independent Shareholders on the terms of the Acquisition, the terms of the Sale and the terms of the Prospective Connected Transactions. Lehman Brothers has been retained as the independent financial adviser to the Independent Board Committee.

China International Capital Corporation (Hong Kong) Limited is the financial adviser to the Company in respect of the Acquisition, the Sale and the Prospective Connected Transactions.

Despatch of shareholders’ circular

A circular containing, amongst other things, details of the terms of the Acquisition, the terms of the Sale and the terms of the Prospective Connected Transactions, letters from the Independent Board Committee and from Lehman Brothers, further financial and other information of the Target Company and Guoxin Paging and a notice to Shareholders convening an extraordinary general meeting of the Company to approve, amongst other things, the Acquisition, the Sale and the Prospective Connected Transactions will be despatched to the Shareholders as soon as possible.

1.                      ACQUISITION OF THE TARGET HOLDING COMPANY AND SALE OF GUOXIN PAGING

(a)                 Introduction, 2-Step Approach and current corporate structure

By way of background, the Target Company acquired the Target Assets from Unicom Group under the Target Assets Restructuring. This acquisition was followed by a series of transfers of the entire equity interests in the Target Company, which resulted in the transfer of the entire equity interests in the Target Company to the Target Holding Company.

The Group has agreed to acquire the Target Holding Company and to sell Guoxin Paging for the reasons set out in the sections headed “Reasons for and Benefits of the Acquisition” and “Reasons for the Sale and its Effects on the Group” below.

Under the 2-Step Approach, which was implemented by the Company following the A Share Offering to set out the contractual and shareholders’ approval approach with respect to Future Connected Transactions, the Acquisition and the Sale have each been structured into two steps: (a) a transaction between the Unicom Group and the A Share Company, and (b) a transaction between the A Share Company and the Company. Accordingly, the acquisition of the Target Holding Company comprises the Unicom BVI Acquisition and the Acquisition, and the sale of Guoxin Paging comprises the Sale and the A Share Company Sale.

Further information on the 2-Step Approach is set out in the section headed “The 2-Step Approach for Connected Transactions” in this announcement.

Set out below is the corporate structure of the Company and its principal subsidiaries and of the Unicom Group immediately before the Unicom BVI Acquisition and the Sale.

(b)                 The Target Holding Company and the Target Company

The Target Holding Company

The Target Holding Company was incorporated on 5 November 2003 in the British Virgin Islands as a limited liability company and is an intermediate holding company wholly-owned by UCBVI, which is in turn wholly-owned by Unicom Group. Since the completion of the Target Assets Restructuring, the Target Holding Company has been the legal and beneficial owner of the entire equity interests in the Target Company.

The Target Company

The Target Company is one of the two cellular telecommunications service providers operating in the Target Service Areas comprising Shanxi, Hunan, Hainan, Yunnan, Gansu and Qinghai provinces and Inner Mongolia, Ningxia Hui and Xizang autonomous regions in the PRC.

As of 30 June 2003, the Target Company had a total of 9.319 million cellular subscribers with a market share of 33.5%, as compared to 7.959 million subscribers and a 33.4% market share as of 31 December 2002. The number of cellular subscribers of the Target Company and the market share and cellular penetration rate in each of the Target Service Areas as of 30 June 2003 are set out below.

Province/ Autonomous Region	Cellular penetration rate	Number of cellular subscribers of the Target Company			Market share
		(thousands)
		GSM	CDMA	TOTAL

Shanxi	14.6%	1,459	198	1,657	34.5%
Hunan	11.2%	1,909	385	2,294	31.1%
Hainan	15.4%	501	88	589	47.9%
Yunnan	13.1%	1,573	165	1,738	30.8%
Gansu	9.8%	792	121	913	35.9%
Qinghai	17.1%	293	27	320	35.6%
Inner Mongolia	17.1%	1,298	205	1,503	36.9%
Ningxia	16.8%	272	21	293	30.8%
Xizang	10.5%	—	12	12	4.3%
Total	13.0%	8,097	1,222	9,319	33.5%

Further information on the Target Company is set out in the section headed “Information on the Target Company” in this announcement.

(c)                  Guoxin Paging

Guoxin Paging was established in 1998, and owned all the paging assets and businesses of China Telecom at that time. In July 1999, the MII and the MOF approved the complete transfer of 99.67% of the equity interests in Guoxin Paging then owned by China Telecom to Unicom Group in accordance with a decision of the State Council. Pursuant to the restructuring agreement entered into by Unicom Group and CUCL on 21 April 2000, Unicom Group transferred its 99.67% equity interests in Guoxin Paging to CUCL. On 24 April 2000, CUCL entered into two equity interest transfer agreements, pursuant to which it acquired from the remaining minority shareholders of Guoxin Paging the remaining 0.33% of the equity interests in Guoxin Paging. At present, Guoxin Paging is a wholly-owned subsidiary of CUCL, and provides various types of paging and other value-added services including local, provincial and country-wide roaming under the “Unicom Paging” brand.

(i)                     Acquisition of customer services assets from CUCL and Unicom New Century by Guoxin Paging

In accordance with an asset transfer agreement entered into by CUCL, Unicom New Century and Guoxin Paging, CUCL and Unicom New Century transferred their assets related to their customer services operations to Guoxin Paging with effect from 30 June 2003. The price for such transfer was the cash equivalent of the net asset book value of such assets as of 30 June 2003.

(ii)                  Reasons for the acquisition of customer services assets from CUCL and Unicom New Century by Guoxin Paging

The paging business operated by Guoxin Paging and call centre businesses such as customer services have significant operational synergies. Therefore, in line with the Company’s business strategy, there had been sharing of resources and staff between the paging business of Guoxin Paging and the Group’s customer services operations. The sale of the Group’s customer services assets to Guoxin Paging will produce the following strategic benefits for the Group:

(1)                  Improvement of the quality of customer services: Guoxin Paging is an experienced operator of call centres and interactive voice services. The provision of customer services by Guoxin Paging to the Group will improve the professional standards of customer services enjoyed by the Group’s subscribers;

(2)                  Improvement of management efficiency: Following the acquisition of the Group’s customer services assets by Guoxin Paging, Guoxin Paging will further integrate its assets, staff and business process flow, with the aim of improving customer services management and providing customer services for the Group with a higher degree of efficiency; and

(3)                  Other benefits: The provision of customer services by Guoxin Paging to the Group’s subscribers will also enable the Group to concentrate its resources on the development of its cellular telecommunications businesses.

(iii)               Guoxin Paging subsequent to the acquisition of customer services assets

Subsequent to its acquisition of the Group’s customer services assets, the principal businesses of Guoxin Paging include the following four categories:

(1)                  paging business;

(2)                  cellular subscriber value-added business;

(3)                  customer services; and

(4)                  agency services.

Further information on Guoxin Paging is set out in the section headed “Information on Guoxin Paging” in this announcement.

(d)                 Unicom BVI Acquisition

The Unicom BVI Acquisition involves the acquisition by Unicom BVI from UCBVI of the entire issued share capital of the Target Holding Company for a total purchase price of HK$3,014,886,000 (RMB3.2 billion). As of 30 June 2003, the aggregate amount of the net indebtedness of the Target Company was HK$7.6 billion (RMB8.1 billion). Taking into account the above net indebtedness and the total purchase price of the Unicom BVI Acquisition, the enterprise value of the Target Company is HK$10.6 billion (RMB11.3 billion).

Set out below is the corporate structure of the Company and its principal subsidiaries and of the Unicom Group immediately after the Unicom BVI Acquisition but before the Acquisition, the Sale and the A Share Company Sale.

(e)                  The Acquisition

The Acquisition involves the acquisition by the Company from Unicom BVI of the entire issued share capital of the Target Holding Company for a total purchase price of HK$3,014,886,000 (RMB3.2 billion). The Company will use its existing internal cash resources to finance the Acquisition. The aggregate amount of the net indebtedness of the Target Holding Company’s wholly-owned subsidiary, the Target Company, as at 30 June 2003 was HK$7.6 billion (RMB8.1 billion). Taking into account the above net indebtedness and the total purchase price of the Acquisition, the enterprise value of the Target Company is HK$10.6 billion (RMB11.3 billion). Upon the completion of the Acquisition, the Target Company will become an indirect wholly-owned subsidiary of the Company.

The terms of the Acquisition were negotiated on an arm’s length basis and included representations and warranties in favour of the Company and provisions for liability for breach of the representations and warranties, pre-completion undertakings from Unicom BVI and circumstances in which the Company may rescind the Acquisition Agreement. The Company has obtained additional protection from Unicom BVI by way of a tax indemnity indemnifying the Company, the Target Company and the Target Holding Company against certain tax-related loss or liability they may suffer following the Acquisition. The purchase price for the Acquisition was determined based on various factors, including the prospective profit contributions of the Target Company to the Combined Group, the quality of the Target Assets, their growth prospects, their earnings potential, the competitive advantages in their respective markets and relevant valuation benchmarks.

The total purchase price for the Acquisition represents a multiple of approximately 12.8 times the forecasted net profit of approximately RMB250 million (equivalent to approximately HK$234 million based on the prevailing rate at 12:00 noon (New York City time) on the day which is two business days immediately preceding the date of the Acquisition Agreement) of the Target Company for the year ending 31 December 2003. Such forecast has been prepared in compliance with the requirements regarding profit forecasts set out in Chapter 11 of the Hong Kong Listing Rules. The forecasted net profit of the Target Company is based on certain prospective financial and operating information prepared by the Company and the Target Company. The principal bases and assumptions of the net profit forecast will be stated in the circular to be issued by the Company.

The Board takes the view that the total purchase price for the Acquisition payable by the Company for the Target Holding Company and the other terms of the Acquisition are fair and reasonable, on normal commercial terms and that the Acquisition is in the best interests of the Company and its investors.

(f)                    The Sale

The Sale involves the sale by CUCL to the A Share Company of the entire equity interests in Guoxin Paging for a total sale price of HK$2,590,917,656 (RMB2.75 billion). The proceeds from the Sale will be applied as general working capital of the Group. Upon the completion of the Sale, Guoxin Paging will become a direct wholly-owned subsidiary of the A Share Company.

The terms of the Sale were negotiated on an arm’s length basis and included representations and warranties in favour of the A Share Company. The sale price for the Sale was determined based on various factors, including the lack of profit contribution of Guoxin Paging to the Group, the quality of assets of Guoxin Paging (including the customer service assets transferred to Guoxin Paging with effect from 30 June 2003), its growth prospects, its earnings potential, the competitive advantages in its markets and relevant valuation benchmarks.

The Board takes the view that the total sale price for the Sale receivable by CUCL and the other terms of the Sale are fair and reasonable, on normal commercial terms and that the Sale is in the best interests of the Company and its investors.

(g)                 A Share Company Sale

The A Share Company Sale involves the sale by A Share Company to the Unicom Group of the entire equity interests in Guoxin Paging for a total sale price of HK$2,590,917,656 (RMB2.75 billion). Upon the completion of the A Share Company Sale, Guoxin Paging will become a direct wholly-owned subsidiary of the Unicom Group.

(h)                 Corporate structure immediately after the Unicom BVI Acquisition, the Acquisition, the Sale and the A Share Company Sale

Set out below is the corporate structure of the Company and its principal subsidiaries and of the Unicom Group immediately after Unicom BVI Acquisition, the Acquisition, the Sale and the A Share Company Sale.

(i)                    Conditions precedent to the completion of the Unicom BVI Acquisition and the Acquisition and conditions to the effectiveness of the Sale Agreement and the A Share Company Sale Agreement

Completion of the Acquisition is conditional upon the fulfilment (to the reasonable satisfaction of the Company) (or, in the case of conditions (iii) or (iv) below, waiver by the Company) of the following conditions on or before 30 June 2004 or such later date as Unicom BVI and the Company may agree:

(i)                     the passing of resolutions by the independent shareholders of the A Share Company at the A Share Company’s general meeting approving the Unicom BVI Acquisition and the Prospective Cellular Connected Transactions of the A Share Company;

(ii)                  the passing of resolutions by the Independent Shareholders at the Company’s extraordinary general meeting approving the Acquisition and the Prospective Cellular Connected Transactions of the Company;

(iii)               there having been no material adverse change to the financial condition, business operations or prospects of the Target Holding Company or the Target Company;

(iv)              Unicom BVI (or its representatives) having provided to the Company copies of all necessary approvals from relevant PRC regulatory authorities; and

(v)                 the completion of the Unicom BVI Acquisition.

Completion of the Acquisition will take place following the satisfaction (or, in the case of conditions (iii) or (iv) above, waiver by the Company) of the above conditions on such date as may be agreed between Unicom BVI and the Company. If any of the above conditions is not satisfied or waived by 30 June 2004, or such other date as Unicom BVI and the Company may agree, the Acquisition Agreement will have no further legal effect.

Completion of the Unicom BVI Acquisition is conditional upon the fulfilment (to the reasonable satisfaction of Unicom BVI) (or, in the case of conditions (iii) and (iv) below, waiver by Unicom BVI) of the following conditions on or before 30 June 2004, or such later date as may be agreed by Unicom Group, UCBVI and Unicom BVI:

(i)                     the passing of resolutions by the independent shareholders of the A Share Company at the A Share Company’s general meeting approving the Unicom BVI Acquisition and the Prospective Cellular Connected Transactions of the A Share Company;

(ii)                  the passing of resolutions by the Independent Shareholders at the Company’s extraordinary general meeting approving the Acquisition and the Prospective Cellular Connected Transactions of the Company;

(iii)               there having been no material adverse change to the financial condition, business operations or prospects of the Target Holding Company or the Target Company; and

(iv)              UCBVI (or its representatives) having provided to Unicom BVI copies of all necessary approvals from relevant PRC regulatory authorities.

Completion of the Unicom BVI Acquisition will take place following the satisfaction (or, in the case of conditions (iii) or (iv) above, waiver by Unicom BVI) of the above conditions on such date as may be agreed by UCBVI and Unicom BVI. If any of the above conditions are not satisfied or waived by 30 June 2004, or such other date as Unicom Group, UCBVI and Unicom BVI may agree, the Unicom BVI Acquisition Agreement will have no further legal effect.

The Sale Agreement and the A Share Company Sale Agreement shall come into effect upon the satisfaction of the following conditions:

(i)                     the passing of resolutions by the independent shareholders of the A Share Company at the A Share Company’s general meeting approving the A Share Company Sale and the Prospective Guoxin Connected Transactions of the A Share Company; and

(ii)                  the passing of resolutions by the Independent Shareholders at the Company’s extraordinary general meeting approving the Sale and the Prospective Guoxin Connected Transactions of the Company.

After the Sale Agreement comes into effect, completion of the Sale will take place on the date of collection of the new business licence to be issued by the SAIC upon a change of shareholder of Guoxin Paging. After the A Share Company Sale Agreement comes into effect, completion of the A Share Company Sale will take place on the date of collection of the new business license to be issued by the SAIC upon a change of shareholder of Guoxin Paging.

Unicom Group and the Company have to date obtained a number of PRC regulatory approvals for the Unicom BVI Acquisition and the Acquisition, including those from the MII, the SASAC and the MOC. Unicom Group and the Company are in the process of obtaining approvals from the State Development and Reform Commission of the PRC in respect of the Target Assets Restructuring, and from the CSRC in respect of the Unicom BVI Acquisition and the Acquisition. The Company does not anticipate material obstacles in obtaining such approvals.

The Target Company currently has a business licence as a domestic limited liability company. Following approval by the MOC of its conversion into a wholly foreign-owned enterprise, the Target Company shall complete the relevant procedures with the SAIC for the amendment of its business licence.

Guoxin Paging currently has a business licence as a domestic limited liability company.

(j)                    Right of termination

The Company has the right to terminate the Acquisition Agreement and CUCL has the right to terminate the Sale Agreement if at any time after signing of the Acquisition Agreement and the Sale Agreement (as the case may be) and before the relevant completion, there is a material adverse change in the market price of the Shares and the Company is of the opinion that it would not be in the interests of its Shareholders as a whole to proceed with the Acquisition or the Sale, as the case may be.

(k)                 Funding sources of the Acquisition

The total purchase price for the Acquisition is HK$3,014,886,000 (RMB3.2 billion). The Company will use its existing internal cash resources to finance the Acquisition.

2.                      REASONS FOR AND BENEFITS OF THE ACQUISITION

The Company believes that the Acquisition should offer new and important opportunities for the Group to strengthen its market position, enhance its competitive strength, improve its financial performance and management efficiency so as to further benefit from the sustained growth of the Chinese cellular telecommunications industry.

(a)                 Expanding the geographical coverage of the Group

The Acquisition will expand the geographical coverage of the Group’s cellular business operations. This expansion will further enhance the market position and competitiveness of the Group in the cellular telecommunications market in China.

The Company believes that the Acquisition will enhance the growth potential for the Group’s cellular business. The number of cellular subscribers of the Target Company in the Target Service Areas has experienced rapid growth in recent years. The Target Company’s total number of cellular subscribers increased from 4.052 million at the end of 2001 to 9.319 million at the end of June 2003. From 31 December 2001 to 31 December 2002, the number of cellular subscribers in the Target Service Areas increased by 49%, which was higher than the subscriber growth rate of 41% in the existing Listed Service Areas during the same period. In addition, the cellular penetration rate in the Target Service Areas increased from 7.5% to 13.0% during the same period.

With the expanded geographical coverage resulting from the Acquisition to 30 provinces, municipalities and autonomous regions in the PRC (which make up the whole of China apart from Guizhou Province), the Combined Group’s cellular subscribers will increase from 69.641 million (representing 34.2% of the total number of cellular subscribers within its service areas as of 30 June 2003) to 78.96 million (representing 34.1% of the total number of cellular subscribers within its expanded service areas as of such date) on a pro forma combined basis taking into account the Acquisition as if it had been completed. After the Acquisition, the total population within the Combined Group’s cellular business coverage at the end of 2002 will increase from 1,023 million (representing 79.6% of the total population in China at the end of 2002) to 1,237 million (representing 96.3% of the total population of China at the end of 2002). The Company believes that the Acquisition will enable the Group to accelerate the growth of its cellular telecommunications business and to attain a stronger market position to benefit from the market potential offered by an expanded geographical coverage.

(b)                 Improving revenue and profit growth

The Company believes that the Group’s revenue and profit growth will improve as a result of the Acquisition. The Acquisition will increase the percentage of the Group’s total revenue attributable to its cellular business, which has historically shown higher revenue growth and better margins compared to the Group’s other telecommunications businesses. At the same time, the expanded coverage will enable the Group to benefit from network economies of scale and reductions in operating costs as traffic within the networks of the Combined Group increases.

(c)                  Improving management efficiency

The Company believes that the Acquisition will enable the Group to reduce the value of certain existing connected transactions with Unicom Group, including the interconnection arrangements and arrangements regarding the leasing of transmission line capacity. In addition, the Acquisition will centralise investment planning, enhance efficiency in financial management and further improve the Combined Group’s corporate governance and management standards.

3.                      REASONS FOR THE SALE AND ITS EFFECTS ON THE GROUP

The Company believes that the Sale will enable it to concentrate its resources on the expansion of its cellular telecommunications operations, to improve the quality of the Group’s assets, to allow strategic integration of the Group’s customer services and to resolve the issue of competition between the Group and Unicom Group.

(a)                 To concentrate on the development of businesses with high profitability and growth potential, as well as improving operational efficiency

The Group’s cellular, data and long distance telecommunications operations have higher profitability and growth potential compared with the principal operations of Guoxin Paging, which are paging business and cellular subscriber value-added services. The Company intends to concentrate its resources on the expansion of its telecommunications operations through the Sale. At the same time, as there are certain significant differences in the operation and sales models between the principal operations of Guoxin Paging and the Group’s cellular, data and long distance telecommunications operations, the Company believes that the sale of Guoxin Paging will reduce the complexity of the Group’s internal operations and improve operational efficiency.

(b)                 To improve the quality of the assets of the Group

In line with the rapid development of the economy of the PRC during recent years, demand for communications by the market and the society at large has also changed significantly. The demand for and public usage of paging services gradually fell during recent years. For the year ended 31 December 2001 and for the six months ended 30 June 2003, the loss incurred by Guoxin Paging was RMB604 million and RMB892 million, respectively. The Company believes that the Sale will improve the quality of the assets of the Group, which will in turn improve its financial condition.

(c)                  Strategic integration of the Group’s customer services assets by Guoxin Paging

Following the acquisition of the Group’s customer services assets by Guoxin Paging (please refer to the section headed “Guoxin Paging”), Guoxin Paging will further integrate its assets, staff and business process flow, with the aim of improving its management of customer services operations and providing customer services to the Group with a higher degree of efficiency. Furthermore, Guoxin Paging is experienced in the operation of call centre and interactive voice services. The provision of customer services by Guoxin Paging to the Group will improve the professional standards of customer services enjoyed by the Group’s subscribers.

(d)                 To resolve the issue of competition between the Group and Unicom Group

Currently, Unicom Group operates a paging business through its subsidiary, Unicom Paging Telecommunications Corporation, which is in competition with the paging business of Guoxin Paging. The Sale will resolve the issue of competition between the Group and Unicom Group in respect of their respective paging businesses. This will in turn better protect the interests of the Shareholders.

4.                      SUMMARY OPERATING AND OTHER DATA IN RESPECT OF THE GROUP AND THE TARGET COMPANY

The following table sets out a summary of operating and other data relating to the cellular operations of the Group and the Target Company:

	As of or for the year ended 31 December		As of or for the six months ended 30 June	As of or for the nine months ended 30 September
	2001	2002	2003	2003

Cellular Operation of the Group(1)
Cellular subscribers (in thousands)	36,596	59,710	69,641	74,923
GSM	36,596	53,465	59,663	61,580
CDMA	—	6,245	9,978	13,343
Cellular penetration in the Group’s service areas(2)	12.5%	17.6%	20.0%	21.2%
Estimated market share in the Group’s service areas(3)	28.8%	33.1%	34.2%	34.6%
Average minutes of use per subscriber per month(4)
GSM	166.7	165.5	168.7	171.8
CDMA	—	328.1	349.5	350.6
Average revenue per subscriber per month (RMB)(5)
GSM	83.2	67.3	58.9	57.9
CDMA	—	172.2	148.7	138.1
Average churn rate(6)
GSM	15.8%	15.5%	—	—
CDMA (newly acquired CDMA subscribers)	—	0.8%	—	—
Cellular Businesses of the Target Company
Cellular subscribers (in thousands)	4,052	7,959	9,319	10,070
GSM	4,052	7,073	8,097	8,389
CDMA	—	886	1,222	1,681
Cellular penetration in the Target Company’s service areas(2)	7.5%	11.1%	13.0%	14.1%
Estimated market share in the Target Company’s service areas(3)	25.3%	33.4%	33.5%	33.5%
Average minutes of use per subscriber per month(4)
GSM	201.4	201.8	196.1	196.9
CDMA	—	319.0	322.1	330.6
Average revenue per subscriber per month (RMB)(5)
GSM	81.3	68.6	61.4	60.1
CDMA	—	179.7	141.0	132.4
Average churn rate(6)
GSM	20.4%	25.0%	—	—
CDMA	—	1.4%	—	—
Cellular Businesses of the Combined Group
Cellular subscribers (in thousands)	40,648	67,669	78,960	84,993
GSM	40,648	60,538	67,760	69,969
CDMA	—	7,131	11,200	15,024
Cellular penetration(2)	11.7%	16.5%	18.8%	20.0%
Estimated market share(3)	28.3%	33.2%	34.1%	34.4%
Average minutes of use per subscriber per month(4)
GSM	170.1	169.5	172.0	174.8
CDMA	—	327.3	346.3	348.3
Average churn rate(6)
GSM	16.2%	16.5%	—	—
CDMA	—	0.9%	—	—

(1)                  The “Group”, when referred to in this table, includes the operations of both CUCL and Unicom New Century for all relevant periods.

(2)                  Determined by dividing the number of cellular subscribers in the service areas by the combined population of the Target Service Areas and/or the Listed Service Areas, as applicable.

(3)                  Determined by dividing the number of cellular subscribers of the Group or the Target Company subscribers by the total number of cellular subscribers in the Target Service Areas and/or the Listed Service Areas, as applicable.

(4)                  Average minutes of usage per subscriber per month, or MOU, is calculated by:

•                          dividing the total minutes of usage during the period by the average of the number of subscribers on the first and last days of the period; and

•                          dividing the result by the number of months.

(5)                  Average revenue per subscriber per month, or ARPU, is calculated by:

•                          dividing the sum of cellular services revenue during the relevant period by the average of the number of subscribers on the first and last days of the period; and

•                          dividing the result by the number of months.

(6)                  Churn rate is the rate of subscriber disconnections from the cellular network, which the Company has determined by dividing the sum of voluntary and involuntary deactivations during the period by the average of the number of subscribers on the first and last days of the period.

5.                      SUMMARY OPERATING AND OTHER DATA IN RESPECT OF GUOXIN PAGING

Subsequent to its acquisition of customer service assets, the principal businesses of Guoxin Paging are paging business, cellular subscriber value-added business, customer services and agency services. Set out below is the information on the paging business of Guoxin Paging:

	As of or for the year ended 31 December		As of or for the six months ended 30 June
	2001	2002	2003
Paging subscribers (in millions)	32.907	17.682	13.025
Average revenue per subscriber per month (RMB)	9.4	7.3	7.9
Churn rate of paging subscribers	57.6%	66.3%	—
“Unicom Assistant” subscribers (in millions)	—	7.94	15.18

6.                      THE 2-STEP APPROACH FOR CONNECTED TRANSACTIONS

(a)                  Treatment of Future Connected Transactions of the Company after the A Share Offering

The announcement issued by the Company on 17 September 2002 regarding the A Share Offering outlined the treatment of the Future Connected Transactions. As described in that announcement, a Future Connected Transaction, being a connected transaction of the Company, will also be a connected transaction of the A Share Company under PRC laws and regulations and the listing rules of the Shanghai Stock Exchange. As a result, the entering into of the Future Connected Transactions would be subject to the approval of the independent shareholders of the A Share Company as well as the Company’s Independent Shareholders. However, given that the A Share Company is an Associate of Unicom Group and therefore a connected person of the Company, the A Share Company (through Unicom BVI) would not be entitled to participate in, or otherwise exercise influence over, the voting on such connected transactions at the relevant extraordinary general meeting of the Company for the purposes of the Hong Kong Listing Rules.

(b)                  Details of the 2-Step Approach

To address the particular concern arising from the A Share Company’s rights to participate in, or otherwise exercise influence over, the approval of the Company’s connected transactions, the Company has confirmed to the Hong Kong Stock Exchange that all Future Connected Transactions are to be carried out using the 2-Step Approach, under which a Future Connected Transaction will be structured to consist of an initial agreement and a further agreement, as follows:

(1)                  the entering into of an initial agreement (the Initial Agreement) in connection with the Future Connected Transaction between Unicom Group or its subsidiaries (not including the A Share Company or any of its subsidiaries) and the A Share Company or Unicom BVI. The Initial Agreement will constitute a connected transaction of the A Share Company but not of the Company. The Initial Agreement will contain the following terms:

(i)                     completion of the Initial Agreement will be subject to the following conditions:

•                          the successful transfer of all rights and obligations of the A Share Company or Unicom BVI under the Initial Agreement to the Company or its subsidiaries; and

•                          the approval of Independent Shareholders of the Further Agreement (as defined below).

The Initial Agreement would therefore only be implemented with the approval of the Independent Shareholders (in addition to the approval of the A Share Company’s independent shareholders).

(ii)                  Unicom Group or its subsidiaries (not including the A Share Company or any of its subsidiaries) will agree and acknowledge in the Initial Agreement that all the rights and obligations under the Initial Agreement can be transferred to the Company or its subsidiaries and no further consent from Unicom Group for such transfer is required; and

(2)                  the entering into of a further agreement between the A Share Company or Unicom BVI and the Company or its subsidiaries (the Further Agreement) to transfer all the rights and obligations of the A Share Company or Unicom BVI under the Initial Agreement to the Company or its subsidiaries. The Further Agreement will constitute a connected transaction of the Company under the Hong Kong Listing Rules, but not a connected transaction of the A Share Company requiring independent shareholders’ approval under PRC laws and regulations and listing rules of the Shanghai Stock Exchange.

The Further Agreement, being a connected transaction of the Company, will be submitted to the Independent Shareholders for approval at the same time as the Initial Agreement is submitted to the independent shareholders of the A Share Company for approval.

The Company expects, insofar as the nature of a particular Future Connected Transaction allows, the 2-Step Approach to apply as described above. The Acquisition, the Prospective Cellular Connected Transactions and (as provided for in the Comprehensive Operator Services Agreement) the Prospective Guoxin Connected Transactions have adopted the 2-Step Approach as described above.

However, there may be circumstances where the nature of the Future Connected Transaction requires the application of the 2-Step Approach to be adjusted. This may arise where the Company is the seller, rather than purchaser, of certain assets or services. In this event, the 2-Step Approach will need to be adjusted so that the process as described above is effectively reversed, such that the Initial Agreement is entered into by the Company rather than Unicom Group. Unicom Group, rather than the Company, will be party to the Further Agreement. The arrangements (including the conditions) will apply correspondingly. The Sale and (as provided for in the Guoxin Premises Leasing Agreement) the Prospective Guoxin Connected Transactions have adopted this adjusted 2-Step Approach.

Further details of the application of the 2-Step Approach are individually set out in the descriptions of each of the Prospective Connected Transactions in the section headed “Prospective Connected Transactions” in this announcement.

(c)                  Effect of the 2-Step Approach

In respect of the Future Connected Transactions consisting of the Acquisition, the Prospective Cellular Connected Transactions and (as provided for in the Comprehensive Operator Services Agreement) the Prospective Guoxin Connected Transactions, if the Independent Shareholders do not approve the Further Agreement, completion of the Initial Agreement will not take place and the Future Connected Transactions will not proceed as the Initial Agreement is conditional upon the Independent Shareholders approving the Further Agreement. However, if the independent shareholders of the A Share Company do not approve the resolution in the first place, then the pre-conditions contained in both the Initial Agreement and the Further Agreement cannot be fulfilled and the Future Connected Transactions will not proceed.

Similarly, under the adjusted 2-Step Approach described above to be applied to the Future Connected Transactions consisting of the Sale and (as provided for in the Guoxin Premises Leasing Agreement) the Prospective Guoxin Connected Transactions, the Independent Shareholders will approve the relevant transaction as the Initial Agreement whilst the independent shareholders of the A Share Company will approve the relevant transaction as the Further Agreement. If the independent shareholders of the A Share Company do not approve the Further Agreement, completion of the Initial Agreement will not take place (even if it is approved by the Independent Shareholders) and the Future Connected Transactions will not proceed as the Initial Agreement is conditional upon the independent shareholders of the A Share Company approving the Further Agreement. However, if the Independent Shareholders do not approve the Initial Agreement in the first place, then the pre-conditions contained in both the Initial Agreement and the Further Agreement cannot be fulfilled and the Future Connected Transactions will not proceed.

7.                      INFORMATION ON THE TARGET COMPANY

(a)                  Industry Background

Since the mid-1990s, commensurate with the overall growth in China’s economy, the telecommunications industry and demand for information technology development have also witnessed significant growth. According to statistics issued by the MII, revenue from the telecommunications industry increased from RMB359.8 billion in 2001 to RMB411.6 billion in 2002, representing an increase of 14.4%. The number of fixed line subscribers increased from 180.37 million in 2001 to 214.22 million at the end of 2002, representing an annual increase of 18.8%. The number of cellular subscribers increased from 145.22 million in 2001 to 206.01 million at the end of 2002, representing an annual increase of 41.9% and creating the largest cellular market in the world. The number of registered Internet users in China increased from 36.56 million in 2001 to 52.54 million at the end of 2002, representing an annual increase of 43.7%. The Company believes that China’s sustained economic development should increase the demand for telecommunications services, which will, in turn, lead to continued growth in the telecommunications industry.

Notwithstanding the rapid growth of China’s cellular telecommunications market, China’s cellular penetration rate is still relatively low compared to the rates prevailing in the developed countries. As of the end of 2002, the cellular penetration rate in China was approximately 16.1%, suggesting a lot of room for continuous and further growth. According to the projections included in the China Telecommunications Industry Development Guide published by the MII, the number of China’s fixed line telephone subscribers, cellular telephone subscribers and internet subscribers are respectively projected to be 315 million, 339 million and 178 million at the end of 2005.

Historical Landscape

In 2000, the Chinese government separated its regulatory functions from its business management functions with respect to the telecommunications industry. As a result, the MII ceased to be engaged in the telecommunications network operations and businesses. Presently, MII continues to act as the principal regulator, exercising its authority over all telecommunications service providers in China.

In December 2001, the State Council approved a restructuring plan for the reform of the telecommunications industry. Pursuant to the restructuring, two nationwide full-service fixed line telecommunications companies were established in May 2002 by way of a reallocation of telecommunications assets previously owned and managed by the former China Telecommunications Corporation. After the restructuring, the telecommunications assets originally owned by the former China Telecommunications Corporation in Beijing and nine other northern provinces were merged with those of the former China Netcom Corporation Limited and Jitong Communications Company Limited to form China Netcom Corporation. China Telecommunications Corporation retains the telecommunications companies originally owned by the former China Telecommunications Corporation in the remaining 21 provinces, directly-administered municipalities and autonomous regions. China Telecommunications Corporation continues to use the “China Telecom” brand name and own the goodwill and intangible assets in connection with “China Telecom”.

Unicom Group (including the Company and the Target Company) is one of the providers of telecommunications services in China. The other providers include China Mobile Communications Corporation, China Telecommunications Corporation, China Netcom Corporation, China Satellite Communications Corporation and Railcom Company Limited. Of these companies, China Mobile and Unicom Group (including the Company and the Target Company), are cellular telecommunications service providers.

(b)                  Information on the Target Company

(i)                    Market Environment

The Target Company offers GSM and CDMA cellular services in nine provinces and autonomous regions in China, including Shanxi, Hunan, Hainan, Yunnan, Gansu, Qinghai provinces and Inner Mongolia, Ningxia Hui and Xizang autonomous regions. As of 31 December 2002, the total population of these provinces and autonomous regions was approximately 214 million, accounting for approximately 16.7% of the total population of China, and the GDP per capita was approximately RMB6,039. In addition, cellular subscribers in these areas totalled 23.823 million, representing approximately 11.6% of the total cellular subscribers in China. The average cellular penetration rate in these areas stood at 11.1%, which is lower than the current cellular penetration rate of 17.6% in the Listed Service Areas of the Company.

The following map shows the location of the Target Service Areas and their respective population, GDP per capita, cellular penetration rate, fixed line penetration rate and the number of the Target Company’s cellular subscribers as at or for the year ended 31 December 2002.

Source:                        The figures for population and GDP per capita in the map above are extracted from China Statistical Yearbook 2003.

The figures for cellular and fixed line penetration rates in the map above are calculated on the figures that are extracted from China Statistical Yearbook 2003.

The number of cellular subscribers of the Target Company in each of the Target Service Areas in the map above is provided by the Target Company.

(ii)                Business

The Target Company offers GSM and CDMA cellular services in the Target Service Areas. Pursuant to the CDMA Lease Agreement and the CDMA Transfer Agreement, the Target Company will continue to lease Capacity from Unicom New Horizon on its CDMA Network in the Target Service Areas according to actual demand and will have exclusive rights to operate the CDMA business in the Target Service Areas. The Target Company offers several different service plans for its cellular telecommunication services, which include:

•                          Pre-paid services

Pre-paid services, which are provided over the Intelligent Network platform, do not require subscribers to pay fixed monthly fees. Instead, subscribers buy basic airtime with domestic roaming features as and when they need them. The balance of the subscriber’s pre-paid account, which is rechargeable, is reduced automatically by usage fees incurred by the subscriber. Currently, the Target Company offers GSM pre-paid services under the brand name of “Ruyitong” and CDMA pre-paid services under the brand name of “Ruyi 133”.

•                          Post-paid services

Post-paid services require contract subscribers to pay monthly fees and usage fees for basic voice services and domestic and international roaming services. Currently, the Target Company offers both GSM and CDMA post-paid services.

The Target Company also offers the following value-added services:

•                          Short message services

Launched successively by the Target Company in 2000, short message services include manual short message and automatic short message services, as well as voice mail, picture and ringtone download, pre-set information display, stock quotation, weather forecast and flight information services. Currently, the Target Company offers short message services under the brand name of “UNI-INFO”.

•                          Other value-added and cellular data services

Other value-added and cellular data services include wireless Internet access services based on WAP, BREW, JAVA, IMAP4 protocol technology and other cellular data transmission services. The Target Company has launched high speed cellular data transmission services based on the CDMA 1X technology under the brand name of “U-Max” which provides various browsing, download, mail, location based and multi-media services in selected service areas.

In recent years, the Target Company has achieved rapid growth in terms of its number of cellular subscribers as well as market share. The number of subscribers increased from 4.052 million as of 31 December 2001 to 10.07 million by 30 September 2003. The market share increased from 25.3% as of 31 December 2001 to 33.5% as of 30 September 2003.

The Target Company attributes the rapid growth in the number of its cellular subscribers and its market share to the following key factors:

•                          rapid growth of the cellular market in China;

•                          expansion of network coverage and improvement of network quality;

•                          effective marketing and customer service initiatives;

•                          pre-paid services and other new business launched continuously to attract new subscribers and retain existing subscribers; and

•                          introduction of CDMA services and rapid growth of its CDMA subscribers.

Due to a number of factors, the Target Company has witnessed a rapid increase in the number of its CDMA subscribers. These factors include the Target Company’s continuing efforts in building sales channels for its CDMA services, coordinating the supply chain for handsets in order to reduce handset prices, business development and publicity and network coverage expansion and optimization. For the six months ended 30 June 2003, the average monthly increase in the number of subscribers was 56,000, with 1,222,000 CDMA subscribers at 30 June 2003. As of 30 September 2003, the number of CDMA subscribers reached 1,681,000.

For the six months ended 30 June 2003, the average usage per subscriber per month and the average monthly revenue per subscriber from the Target Company’s GSM business were 196.1 minutes and RMB61.4, respectively. The reasons for the decline in the average monthly revenue per subscriber include the increase in cellular penetration rate, the rapid expansion of the Target Company’s subscriber base, the increase in the number of pre-paid subscribers and the increase in the percentage of low-usage subscribers. The Company believes that, with the continued development of its existing services and the introduction of new services, the decrease in average monthly revenue per subscriber will slow down. For the six months ended 30 June 2003, the average monthly usage per subscriber of the CDMA business was 322.1 minutes and the monthly average revenue per subscriber of the CDMA business was RMB141.0.

For the years ended 31 December 2001 and 2002, the Target Company’s GSM churn rate was 20.4% and 25.0%, respectively. The relatively high GSM churn rate is mainly attributable to the following reasons:

•                          reduction and elimination of connection fees for cellular telecommunications services in recent years resulting in lowered switching costs between networks; and

•                          intensifying competition and increasing cellular penetration rate.

(iii)            Network

GSM Cellular Networks

The Target Company’s GSM network covers all prefectures and cities, major prefectural towns, railroads and highways in the Target Service Areas. The following table sets forth certain selected information regarding the GSM cellular network of the Target Company as of the periods indicated. Upon completion of the Acquisition, the Company’s current network coverage will be further expanded and optimized.

	As of December 31		As of June 30	As of September 30
	2001	2002	2003	2003

Network capacity (in thousands of subscribers)	6,685	8,640	8,742	9,147
Base stations	5,366	7,680	8,819	9,382
Base station controllers	107	127	149	166
Cellular switching centres	57	61	62	64

CDMA Cellular Networks

Unicom Group completed the construction of phase 1 of its nationwide CDMA network at the end of 2001. Phase 2 of the network was also completed in the first half of 2003. The Target Company leased a portion of its CDMA Network capacity in the Target Service Areas on 8 January 2002 and has the exclusive right to operate its network in those areas. As at the end of 30 June 2003, Unicom New Horizon constructed a CDMA network with a total capacity of 4.5165 million subscribers in the Target Service Areas. During 2003, the Capacity on the CDMA Network has been leased by the Target Company according to the following arrangement: 1.41 million subscribers in the first quarter, 1.41 million subscribers in the second quarter, 1.86 million subscribers in the third quarter and 2.29 million subscribers in the fourth quarter.

Spectrum Resources

Similar to the Company’s practice in the Listed Service Areas, the Target Company uses 6x2 MHz of spectrum in the 900 MHz frequency band and 10x2 MHz of spectrum in the 1800 MHz frequency band to provide its GSM services. Similar to the Company’s practice in the Listed Service Areas, the Target Company uses 10x2 MHz of spectrum in the 800 MHz frequency band to provide CDMA services. The spectrum usage fees for the nationwide GSM and CDMA networks are charged at an annual rate of RMB15 million per MHz of frequency (where upward and downward frequencies are separately charged), effective from 1 July 2002, progressively over a period of three years (with rates of 50%, 75% and 100% chargeable for the first, second year and each year from the third year, respectively) and a period of five years (with rates of 20%, 40%, 60%, 80% and 100% chargeable for the first, second, third, fourth year and each year from the fifth year, respectively).

(iv)              Tariffs

The tariff standards of cellular telecommunications services are regulated by the relevant government authorities. Basic monthly fees, local airtime charges (including incoming and outgoing calls), domestic roaming fees and all domestic and international long distance airtime charges are set by the telecommunications regulatory authorities of China in accordance with the relevant regulations and rules. International roaming fees are determined after consultation with relevant foreign operators. Service providers may determine fees for value-added services such as call forwarding, caller-ID display and short messages themselves according to market conditions and such fees are then filed for registration.

China’s relevant telecommunications tariff regulatory authorities allow Unicom Group to adjust its cellular tariffs within 10% of the state guidance rates. This also applies to the Target Company. The Target Company may use such policy to expand its cellular business according to changes in market demand.

Save for promotional discounts, the tariff structure and tariff standards of the Target Company’s telecommunications services are substantially the same as those of the Company. The Company and the Target Company must comply with the same tariff regulatory framework.

The Target Company currently offers post-paid and pre-paid services to its GSM and its CDMA subscribers.

•                          Fees charged on post-paid subscribers include basic monthly fees, local airtime charges, domestic and international long distance airtime charges, roaming fees and fees for other value-added services;

•                          Fees charged on pre-paid subscribers include local airtime charges, domestic and international long distance airtime charges, roaming fees and fees for other value-added services.

In addition, the Target Company offers tariff packages to target selected subscriber segments in the Target Service Areas. Tariff packages are designed to encourage higher usage and in general the higher the tariff package payment, the higher the concession. Under this general guideline, tariff packages may differ from province to province depending on particular conditions.

(v)                  Customer services, billing and collection of payment

Customer services

The Target Company places a strong emphasis on customer service. Pursuant to the Comprehensive Operator Services Agreement, the Target Company will require Unicom Group and Guoxin Paging to provide its subscribers in the Target Service Areas with quality consulting, business handling, billing and collection, fee enquiry, payment reminder, itemized billing and many other services on a timely basis, and to continue to make investments in information systems with respect to customer services in order to improve its quality of service. The supply of such services by Unicom Group and Guoxin Paging to the Target Company will constitute a connected transaction. Please refer to the section headed “Prospective Connected Transaction” in this announcement for details.

Unicom Group and Guoxin Paging use “1001” as the general customer hot-line dial-in number in all Target Service Areas and provides one-stop services for all of the products of the Target Company. In addition, the Target Company has also introduced “one-station”, “one-bill” and other services for the convenience of its subscribers.

Billing and collection of payment

The Target Company’s billing and payment collection channels are similar to those currently used by the Company. As to post-paid subscribers, the Target Company provides them with a comprehensive bill covering various services to simplify payment procedures. As to pre-paid subscribers, the Target Company sells all-in-one rechargeable cards for various pre-paid services to receive the fees.

(vi)              Marketing, sales and distribution and brand name strategy

The Target Company markets its services under the “China Unicom” brand name and adopts marketing, sales and distribution strategies that are similar to the Company.

Marketing

The Target Company combines direct sale and distribution sale, adjusts its services based on different subscriber groups and different types of market demand, and implements a diversified marketing strategy, in order to further expand its market in depth and scope. The Target Company actively carries out its marketing strategy based on different market segments. In managing customer relations, the Target Company analyses the structure of subscriber groups, their demands and consumption habits, and formulates practical and effective marketing plans accordingly.

The Target Company pays special attention to the simultaneous development of its GSM and CDMA business, in order to provide diversified services to subscribers. The CDMA business focuses on medium and high-end subscribers, while at the same time catering to the mass market. The GSM business focuses on the mass market, while actively attracting medium and high-end subscribers. The Target Company has also introduced intra-network virtual private cellular network services aimed at group subscribers.

Since the launch of CDMA services in January 2002, the Target Company has adopted active marketing measures for market development and promotion. The Target Company has established alliances and mutually beneficial arrangements with international and domestic CDMA organisations, research institutions, operators, equipment suppliers, handset manufacturers, business agents and distributors. These arrangements help the Target Company achieve savings in Unicom Group’s network construction cost and make available to the market CDMA handsets that are more affordable, higher in quality and more stylish. The Target Company has also continued to develop new business in the market and to promote the standardisation of CDMA. At the same time, the Target Company has focused on continuing to expand its marketing channels, strengthening advertising campaigns and enhancing the quality image of CDMA. It has implemented a handset points-accumulation scheme, encouraging subscribers to gradually change from prepaying airtime charges and leasing handsets to subscribing to the network with their own CDMA handsets. In addition, through establishing subscribers’ clubs and forming service alliances with airlines, traveling agencies, hotels, mobile phone factories and other organisations, the Target Company actively seeks to provide services beyond basic telecommunications services, so as to enhance the attractiveness of its services to customers.

It is expected that, after the launch of CDMA 1X services in 2003, the Target Company will be able to take advantage of the higher data rates of the CDMA 1X network and provide a range of high-speed data services and applications. The services and applications available in the initial phase of the CDMA 1X network will mainly include: browsing, downloading and other wireless Internet services, location based services, and multi-media services.

Sales and distribution

The Target Company’s established marketing network comprises of self-owned sales outlets, sales agents, distributors and co-operative sales arrangements, as well as direct sales teams and sales agents focused on large customers. For mass customers, the Target Company mainly uses public retail outlets, such as its own retail sales points, service centres and independent sales agents, to provide services. For group customers, the Target Company’s provincial and prefectural branches have set up direct sales and service departments to service these customers, using both direct sales teams and sales agents to market the Target Company’s services.

The Target Company relies on a multi-level distribution system in many service areas, in which the top-level distributors further distribute to lower-level distributors and sales agents. Independent sales agents run the majority of retail outlets located throughout China. Many of these sales agents also distribute services of other operators. Using these networks, the Target Company promotes various telecommunications services and provides after-sales services, including the handling of customers’ enquiries and complaints and fee collection.

Unicom Group has entered into a strategic cooperation agreement with China Post. This arrangement allows the Group as well as the Target Company to supplement their existing distribution network with China Post’s extensive nationwide service network. China Post also provides collection and other services to the customers of Unicom Group (including the Group and the Target Company). Unicom Group and China Post have also agreed to use each other’s services and offer each other preferential treatment. Provincial-level cooperation agreements have also been entered into with China Post in the Target Service Areas. As of 30 June 2003, China Post has begun to distribute the services of Unicom Group at over 60,000 outlets.

Brand Name Strategy

The Target Company conducts its marketing activities under the uniform brand name of “China Unicom”. It seeks to continuously upgrade the value of its brand name, enhance customer loyalty and maintain the integrity and consistency of the brand name through further optimization of the network, improvement in the quality of service, and raising the standards of operations.

While using the uniform corporate brand name, the Target Company adopts different additional brand names and different marketing strategies to target different market segments. For instance, GSM pre-paid services are provided under the “Ruyitong” brand name, CDMA services are provided under the “Unicom New Horizon” brand name, and CDMA wireless data services are provided under the “U-Max” brand name. The Target Company will utilise the appropriate brand names to advertise its various services. While actively attracting medium and high-end subscribers, GSM services will mainly be directed towards the mass market subscribers as a reliable, convenient, economical and flexible service. On the other hand, while catering to the mass market subscribers, CDMA services will be directed primarily towards the medium and high-end subscriber market segment, as a service offering advanced technology, high voice quality, high speed, low radiation and enhanced privacy.

(vii)          Interconnection and Roaming

Pursuant to China’s Telecommunications Regulations and other provisions on interconnection, Unicom Group has entered into a number of interconnection agreements with major telecommunications operators including China Telecom, China Mobile, China Netcom and Railcom. These agreements also apply to the Target Company. The Target Company has roaming arrangements that are similar to those of the Company, enabling the Target Company to provide roaming service that covers China in its entirety. Cellular subscribers of Unicom Group in Guizhou and those of the Target Company can enjoy roaming service through using the networks of Unicom Group and the Target Company. As of 30 June 2003, the Target Company’s GSM post-paid service subscribers could enjoy roaming services provided by approximately 136 operators in 72 countries and regions worldwide. As for CDMA services, roaming arrangements have been made with ten operators, including Hutchison Telecom in Hong Kong, SK Telecom in South Korea, Verizon Wireless in the United States of America and KDDI in Japan.

The Target Company’s cellular telecommunications networks are interconnected with Guoxin Paging’s network and Unicom Group’s cellular network in Guizhou. The Target Company and Unicom Group provide roaming services in their respective service areas to each other’s cellular telephone subscribers. Please refer to the section headed “Prospective Connected Transactions” in this announcement for details of such arrangements between the Target Company and Unicom Group.

(viii)      Control of Bad Debts

In order to minimise the level of bad debts that arise from overdue payment by the subscribers, the Target Company has formulated and implemented a strict subscriber information and credit registration system. Before a post-paid customer is registered as a cellular subscriber, investigation must be carried out to confirm his or her identity and other relevant information. Under certain circumstances, the Target Company might require a post-paid customer to deposit a certain amount of his or her airtime charges, so that subsequent daily airtime charges can be compared against the balance of such deposit. This allows the Target Company to monitor and control any abnormal usage in a timely manner. In addition, through cooperation with various banks, the Target Company has implemented automatic payment services whereby relevant fees are debited monthly from the subscriber’s bank account. This system simplifies the payment procedure and effectively minimizes delay and default in fee payment. According to the rules of the Target Company, failure to pay for three months will result in suspension of service and immediate collection and payment of the overdue amount.

(ix)             Capital Expenditures

The following table sets out the prospective capital expenditures of the Target Company during the periods indicated. The Target Company’s estimated capital expenditures from 2003 to 2005 will be approximately RMB4,500 million in total, and will be used mainly for the construction of GSM cellular telephone networks. The Target Company will adjust its investment plans and investment scale in consideration of such factors as technological development and market conditions, in order to lower investment risk. Actual future capital expenditures may differ from the amounts set forth below:

RMB in millions

2003	1,660
2004	1,480
2005	1,360
Total	4,500

(x)                 Competition

The number of subscribers and market share of the Target Company in the Target Service Areas has increased substantially. Market share increased from 25.3% as of 31 December 2001 to 33.4% by 31 December 2002 and further increased to 33.5% by 30 September 2003. The Target Company will continue to increase its network quality and improve its customer service. With the introduction of its CDMA services, the Target Company will make full use of the advantages offered by the CDMA Network, including better voice quality, low radiation from handset antenna, enhanced privacy, availability of high-speed transmission of data, and smoother transition to 3G cellular telecommunications networks, in order to actively attract medium and high-end subscribers whilst addressing the new market.

China Mobile has provided GSM cellular telephone services in the Target Service Areas for a longer period than the Target Company, and therefore has certain competitive advantages in terms of brand name, market share and network coverage.

(xi)             Employees

As of 30 June 2003, the Target Company had 5,251 employees. These employees are classified by function as follows:

Function	Number of Employees

Management	880
Marketing	808
Technical	1,841
Customers service	720
General support	435
Operational	567
Total:	5,251

Following the Acquisition, the Company intends to extend its Share Option Scheme to certain of the employees of the Target Company who are entitled to participate in the Share Option Scheme.

(xii)         Properties

The Target Company owns certain buildings and real estate properties. It also leases a number of land parcels and premises, which are used as offices, retail outlets, equipment rooms and base stations, from Unicom Group under the UNW Service Agreement. Further details on the UNW Service Agreement are set out in the section headed “Prospective Connected Transactions” in this announcement.

8.                      INFORMATION ON GUOXIN PAGING

Background on the Paging Industry

Along with the continuous and steady growth of the PRC economy, the market’s as well as the public’s demand for telecommunications services has undergone substantial structural changes. At the same time, the rapid development of the telecommunications technologies has brought forth a number of new products. The telecommunications sector, as led by the cellular telecommunications business, expanded continuously in terms of subscribers and has resulted in ever-lower tariff. Meanwhile, in order to secure subscribers, the paging industry went through unreasonable pricing competition that forced many equipment vendors out of the industry. This has also disrupted support for the development of new business from the paging network.

Information on Guoxin Paging

1.                      Business

Subsequent to the acquisition of customer service assets, the businesses of Guoxin Paging mainly include:

(a)                  Paging

•                          Alpha-numeric paging and Chinese language paging;

•                          Paging information services: Guoxin Paging provides real-time stock quotes, classified news, weather forecast and industry-related economic information on the nationwide 198/199 network on a uniform basis, as well as local information tailored to the need of users in each covered locality; and

•                          Dual-direction paging: This allows users of dual-direction pagers to send information to other pagers users, conduct real-time inquiries and transactions such as stock trading, and allows industrial users to conduct remote control and telemeter operations.

(b)                 Cellular subscriber value-added services

•                          “Unicom Assistant” is comprised of two services:

•                          Operator-assisted secretarial service - If the cellular subscribers of the Group and Unicom Group have their handsets switched off or not in the service area, their calls will be transferred to the 10198 call centre. The operators providing such secreterial services will take down the information, including message, name and contact number of the calling party, and send such information to the cellular subscribers in form of short messages to ensure that the incoming messages will not be missed; and

•                          Operator-based short messages - Subscribers of the Group or Unicom Group can connect to 10198, the operator-based call centre, where the operators will send the information in form of short messages to the mobile phones. Cellular subscribers may also select a variety of information (weather forecast, stock quotes, etc.) for receipt in form of short messages via 10198.

(c)                  Customer services

•                          Business inquiries: to provide customers with information on the Combined Group, the network, tariff, sales outlets and services of GSM and CDMA operations, as well as frequently asked questions on cellular communications;

•                          Tariff inquiries: to answer instant tariff inquiry, balance inquiry, statement breakdown inquiry, overdue statement inquiry, prepaid amounts inquiry, account balance inquiry, status of payment inquiry from the customers of the Combined Group’s CDMA and GSM operations (including pre-paid services), as well as statement inquiry from long-distance, domestic and IP telephony customers;

•                          Account maintenance: to provide suspension and reactivation of accounts services, as well as other account maintenance services free of charge to the customers of the Combined Group’s CDMA and GSM operations (including prepaid services), long-distance, domestic and IP telephony services;

•                          Complaints: Customers may complain by phone, fax or post. The system used by customers services staff provides various questions and answers prepared on various types of complaints and a closed-end work process flow. All of these are aimed at assisting the customer services staff to accurately and promptly understand the issue being complained of, and to ensure that the customers will receive a satisfactory reply from the customer service centre for the complaint to the greatest extent. At the same time, the customers may call “1001” to inquire about the status of handling of their complaints and the results thereof; and

•                          Customer interview and subscriber retention: Guoxin Paging will increase the number of operators and expand the scope of services according to the requirements of the Combined Group, and provide dedicated operators for such purposes. These services include conducting telephone interviews with new CDMA customers, high end CDMA and GSM customers, key customers and major accounts, as well as contacting by phone high end CDMA and GSM subscribers of the Combined Group who wish to leave the cellular network in order to persuade them to remain as its customer.

(d)                 Agency services

•                          Customer Development: In accordance with the requirements of the Combined Group, Guoxin Paging will contact certain customers by phone or through other channels to promote certain products or services based on customer information extracted from the consolidated billing system and consolidated operation analysis system of the Combined Group.

In addition, Guoxin Paging is planning to commence contract call centres services.

If any of the services above involve entering into transactions with the Combined Group, it will constitute a connected transaction. Please refer to the section headed “Prospective Connected Transactions” in this Announcement for details.

2.                      Subscriber and Penetration

In recent years, Guoxin Paging has always been the leader in China’s paging service market in terms of market share. However, following the shift to cellular service by the traditional paging users, the number of traditional paging users fell gradually. On the other hand, the number of cellular subscribers who have selected the valued-added service provided by Guoxin Paging continues to increase. Set out below is certain information on the subscribers for Guoxin Paging’s services.

	As of or for the year ended 31 December		As of or for the six months ended 30 June
	2001	2002	2003

Paging subscribers (in millions)	32.907	17.682	13.025
Average revenue per subscriber per month (RMB)	9.4	7.3	7.9
Churn rate of paging subscribers	57.6%	66.3%	—
“Unicom Assistant” subscribers (in millions)	—	7.94	15.18

3.                      Business Process and Related Key Facilities

Guoxin Paging’s paging networks are comprised of nationwide networks, provincial networks and local networks. As at 30 June 2003, the capacity of its paging network reached 81.21 million users. Currently, the transmission lines from its automatic paging system to the transmitters are mostly through leased satellite bandwidth or satellite earth station circuit built on its own resources. Some transmission lines are using the Group’s optical fiber transmission network. The equipment of the paging networks mainly include:

•                          Operator-based system, which is used to provide functions such as operator-based paging, data entry, inquiry, management of subscriber information, switching and transmitting paging signals;

•                          Automatic system, which is used to provide functions such as automatic paging, management of subscriber information and switching of signals; and

•                          Transmitter, which is used to transmit paging signals encoded based on the designated protocol.

Guoxin Paging’s paging control system is comprised of operator-based system and automatic system. The operator-based system requires the caller to leave a message, which is transmitted to the recipient’s pager after processing by the automatic system. The automatic system transmits the caller’s telephone number to the recipient’s pager automatically and allows the caller to input an encoded signal to be sent to the pager together with his telephone number. If the recipient is not in the service area, the paging signal is transmitted to that location through the transmission networks to enable nationwide networking. Set out below is a chart on the paging business process.

Chart on paging business process

4.                      Tariff

Guoxin Paging charges its paging subscribers basic monthly fee, roaming fee and information service fee. Tariff for other value-added services are set by local branches based on their respective operating costs.

5.                      Technology

Paging standards include the airborne interface standards and paging network communication standards. The airborne interface standards (also known as coding standards) mainly used in China are POCSAG and FLEX coding standards. The former coding standard has a transmission speed of 512 - 2,400bps, and the latter coding standard can achieve a data transmission speed of 1,600 - 6,400bps. Also known as paging interconnection standards, the paging network communication standards enable roaming between paging networks. The most common paging interconnection standards include TNPP and IPNP.

MII is responsible for allocating frequency channels for Guoxin Paging’s nationwide paging networks. Five frequency channels have been allocated to Guoxin Paging throughout the country. It has also been awarded with the right to use the frequencies of provincial and local networks, with all frequencies between the 150-280 MHz frequency bands.

9.                      FINANCIAL INFORMATION OF THE TARGET BUSINESS

The following sets out the segment income statements of the Target Business for the six months ended 30 June 2003 and the year ended 31 December 2002 prepared in accordance with HK GAAP, as extracted from the Accountants’ Report of the Target Business to be included in the circular to be issued by the Company:

	Six months ended 30 June 2003			Year ended 31 December 2002
	GSM Business	CDMA Business	Total	GSM Business	CDMA Business	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Operating revenue (Turnover):
Usage fee	1,998,998	595,891	2,594,889	3,406,028	328,464	3,734,492
Monthly fee	522,162	193,137	715,299	796,232	93,931	890,163
Interconnection revenue	133,902	51,895	185,797	221,877	27,515	249,392
Other revenue	168,513	38,272	206,785	173,534	10,470	184,004

Total services revenue	2,823,575	879,195	3,702,770	4,597,671	460,380	5,058,051
Sales of telecommunications products	45,821	118,942	164,763	130,711	127,330	258,041
Total operating revenue	2,869,396	998,137	3,867,533	4,728,382	587,710	5,316,092

Operating expenses:
Leased lines and network capacities	(97,702)	(198,999)	(296,701)	(272,812)	(231,193)	(504,005)
Interconnection charges	(513,104)	(147,796)	(660,900)	(861,978)	(73,811)	(935,789)
Depreciation and amortisation	(787,377)	(3,128)	(790,505)	(1,359,612)	(5,172)	(1,364,784)
Personnel	(181,581)	(36,247)	(217,828)	(332,981)	(55,240)	(388,221)
Selling and marketing	(235,062)	(617,614)	(852,676)	(371,797)	(382,681)	(754,478)
General, administrative and other expenses	(364,815)	(61,216)	(426,031)	(621,993)	(61,567)	(683,560)
Cost of telecommunications products sold	(51,146)	(219,155)	(270,301)	(151,953)	(144,823)	(296,776)

Total operating expenses	(2,230,787)	(1,284,155)	(3,514,942)	(3,973,126)	(954,487)	(4,927,613)

Operating profit (loss)	638,609	(286,018)	352,591	755,256	(366,777)	388,479

Interest income	4,378	111	4,489	6,844	128	6,972
Finance costs	(201,111)	(4,202)	(205,313)	(443,522)	(1,557)	(445,079)
Other income (expense), net	1,049	(1,372)	(323)	278	351	629

Segment profit (loss) before taxation	442,925	(291,481)	151,444	318,856	(367,855)	(48,999)
Taxation			(61,132)			(67,062)
Net profit (loss)			90,312			(116,061)
Other information:
Capital expenditures for segment assets	734,962	—	734,962	2,760,776	—	2,760,776

	As of 30 June 2003			As of 31 December 2002
	GSM Business	CDMA Business	Total	GSM Business	CDMA Business	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Other information:
Total segment assets	13,932,973	590,732	14,523,705	13,848,190	686,191	14,534,381
Total segment liabilities	11,366,363	892,531	12,258,894	13,138,019	895,556	14,033,575

Operating revenue of the Target Business for the six months ended 30 June 2003 was RMB3,868 million (year ended 31 December 2002: RMB5,316 million; year ended 31 December 2001: RMB2,969 million).

Net profit of the Target Business for the six months ended 30 June 2003 was RMB90 million (year ended 31 December 2002: net loss was RMB116 million; year ended 31 December 2001: net profit (GSM business only) was RMB81 million).

The following sets out the audited balance sheets of the Target Business as of 30 June 2003 and 31 December 2002 prepared in accordance with HK GAAP, as extracted from the Accountants’ Report of the Target Business - to be included in the circular to be issued by the Company:

	As of 30 June 2003	As of 31 December 2002
	RMB’000	RMB’000

Non-current assets:
Property, plant and equipment, net	11,541,180	11,518,963
Other assets	748,242	877,560
Deferred tax assets	210,916	263,994
Total non-current assets	12,500,338	12,660,517

Current assets:
Amounts due from Unicom Group	—	111,206
Amounts due from related parties	179,182	387,813
Amounts due from domestic carriers	2,788	4,083
Prepayments and other current assets	234,233	226,376
Inventories	304,948	308,275
Accounts receivable, net	411,459	440,033
Cash and cash equivalents	890,757	396,078

Total current assets	2,023,367	1,873,864

Current liabilities:
Payables and accrued liabilities	1,844,389	2,498,969
Amounts due to Unicom Group	102,569	—
Amounts due related parties	577,020	538,592
Amounts due to domestic carriers	101,720	77,697
Current portion of long-term bank loans	1,746,620	1,278,179
Taxes payable	36,979	201,465
Advances from customers	629,935	803,217
Short-term loans due to Unicom Group	—	552,093
Short-term bank loans	1,056,000	250,000

Total current liabilities	6,095,232	6,200,212

Net current liabilities	(4,071,865)	(4,326,348)

Total assets less current liabilities	8,428,473	8,334,169

Non-current liabilities:
Long-term bank loans	6,163,662	7,833,363

Total non-current liabilities	6,163,662	7,833,363

Net assets	2,264,811	500,806

Owners’ equity	2,264,811	500,806

As of 30 June 2003, total assets of the Target Business was RMB14,524 million (as of 31 December 2002: RMB14,534 million; as of 31 December 2001: RMB11,884 million).

As of 30 June 2003, net assets of the Target Business was RMB2,265 million (as of 31 December 2002: RMB501 million; as of 31 December 2001: RMB101 million).

The following sets out the audited cash flow statements of the Target Business for the six months ended 30 June 2003 and the years ended 31 December 2002 prepared in accordance with HK GAAP, as extracted from the Accountants’ Report of the Target Business - to be included in the circular to be issued by the Company:

	Note	Six months ended 30 June 2003	Year ended 31 December 2002
		RMB’000	RMB’000

Net cash inflow from operations	(a)	1,457,089	1,819,671
Interest received		4,489	6,972
Interest paid		(251,603)	(518,328)
PRC income tax paid		(75,432)	(131,087)

Net cash inflow from operating activities		1,134,543	1,177,228

Investing activities
Purchase of property, plant and equipment		(1,339,671)	(2,925,777)
Proceeds from disposals of property, plant and equipment		1,351	3,389
Addition of other assets		(27,884)	(5,791)

Net cash outflow from investing activities		(1,366,204)	(2,928,179)

Financing activities
Proceeds from short-term bank loans		806,000	802,093
Proceeds from long-term bank loans		3,156,043	4,369,609
Repayment of short-term bank loans		—	(796,512)
Repayment of long-term bank loans		(4,357,303)	(3,079,167)
Capital contribution		1,121,600	516,081

Net cash inflow from financing activities		726,340	1,812,104

Net increase in cash and cash equivalents		494,679	61,153
Cash and cash equivalents, beginning of period		396,078	334,925

Cash and cash equivalents, end of period		890,757	396,078

Analysis of the balances of cash and cash equivalents:
Cash balance		230	460
Bank balance		890,527	395,618

		890,757	396,078

(a)                  The reconciliation of profit (loss) before taxation to net cash inflow from operations is as follows:

	Six months ended 30 June 2003	Year ended 31 December 2002
	RMB’000	RMB’000

Profit (loss) before taxation	151,444	(48,999)
Adjustments for:
Depreciation and amortisation	790,505	1,364,784
Amortisation of deferred customer acquisition costs of contractual CDMA subscribers	490,100	257,777
Interest income	(4,489)	(6,972)
Interest expense	202,890	439,691
Loss on disposal of property, plant and equipment	439	740
Provision for doubtful debts	122,632	137,412

Operating profit before working capital changes	1,753,521	2,144,433
Increase in accounts receivable	(94,058)	(357,190)
Decrease/(increase) in inventories	3,327	(234,761)
Increase in other assets	(349,232)	(944,211)
(Increase)/decrease in prepayments and other current assets	(20,326)	295,589
Decrease in amounts due from domestic carriers	1,295	406
Decrease/(increase) in amounts due from related parties	208,631	(55,549)
Decrease/(increase) in amounts due from Unicom Group	213,775	(249,181)
(Decrease)/increase in payables and accrued liabilities	(149,013)	241,255
(Decrease)/increase in advances from customers	(173,282)	469,567
Increase in amounts due to domestic carriers	24,023	10,907
Increase in amounts due to related parties	38,428	498,406

Net cash inflow from operations	1,457,089	1,819,671

(b)                 Supplemental information

Payables to equipment suppliers for construction-in-progress during the six months ended 30 June 2003 decreased by approximately RMB605 million (2002: decreased by RMB165 million).

The Directors have been informed that the Financial Information of the Target Business prepared in accordance with HK GAAP, differ in certain aspects from financial statement prepared in accordance with PRC GAAP. The differences of net profit (loss) and net assets of the Target Business between HK GAAP and PRC GAAP are summarised below:

		Net profit (loss)
Items	Note	Six months ended 30 June 2003	Year ended 31 December 2002
		RMB’000	RMB’000

Net profit (loss) of the Target Business under PRC GAAP		74,751	(126,070)

(Decrease) increase of net profit due to adjustments for HK GAAP:
• Adjustment on depreciation arising from the change of estimated useful life of fixed assets	(1)	(6,870)	(12,819)
• Recognition of loss arising from terminations of CCF Arrangements under HK GAAP	(2)	727	1,454
• Adjustment on additional interest capitalisation and the related depreciation	(3)	21,378	19,486
• Adjustment on deferred taxation under HK GAAP	(4)	990	(2,144)
• Other		(664)	4,032

Subtotal		15,561	10,009

Net profit (loss) of the Target Business under HK GAAP		90,312	(116,061)

		Net assets
Items	Note	As of 30 June 2003	As of 31 December 2002
		RMB’000	RMB’000

Net assets of the Target Business under PRC GAAP		2,182,633	434,189

Increase (decrease) of net assets due to adjustments for HK GAAP:
• Adjustment on depreciation arising from the change of estimated useful life of fixed assets	(1)	14,788	21,658
• Recognition of loss arising from terminations of CCF Arrangements under HK GAAP	(2)	(7,258)	(7,985)
• Adjustment on additional interest capitalisation and the related depreciation	(3)	65,836	44,458
• Adjustment on deferred taxation under HK GAAP	(4)	(16,445)	(17,435)
• Other		25,257	25,921

Subtotal		82,178	66,617

Net assets of the Target Business under HK GAAP		2,264,811	500,806

Notes:

(1)                  Adjustment on depreciation arising from the change of estimated useful lives of fixed assets

Since 1 January 2000, pursuant to the relevant government approvals, the Target Business has revised depreciation periods of fixed assets based on a realistic assessment of their estimated useful lives. For certain types of fixed assets, their estimated useful lives were revised from 4 to 6 years to 7 years under PRC GAAP. Such change of accounting estimates was effective from 1 January 2000 and has been applied prospectively in the financial statements prepared under PRC GAAP. Under HK GAAP, these fixed assets have been consistently depreciated over the estimated useful lives of 7 years.

(2)                  Recognition of loss arising from terminations of CCF Arrangements under HK GAAP

Under PRC GAAP, according to the relevant approval from the Ministry of Finance, the loss arising from terminations of CCF Arrangements has been capitalised as long-term deferred expenditures and is amortised using the straight-line method over a period of 7 years starting from 2000. The related amortisation charge has been treated as financial expense in the income statement prepared under PRC GAAP. Under HK GAAP, the loss arising from terminations of CCF Arrangements was charged to the income statement as incurred.

(3)                  Adjustment on interest capitalisation and the related impact on depreciation

Under PRC GAAP, interest capitalisation is limited only to interest costs incurred on specific borrowings used directly for the acquisition, construction or production of an asset. Under HK GAAP, other than specific borrowings, to the extent that funds are borrowed generally and used for the purpose of obtaining a qualifying asset, the amount of borrowing costs eligible for capitalisation is determined by applying a capitalisation rate to the qualifying expenditures of that asset. As a result, there are differences in the amount of interest capitalisation and the related impact on depreciation between PRC GAAP and HK GAAP.

(4)                  Adjustment on deferred taxation under HK GAAP

Under PRC GAAP, the Target Business adopts the liability method to account for deferred taxation. Under HK GAAP, deferred taxation is also provided in full, using the liability method, of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statement. Deferred tax assets are recognised to the extent that this is probable that future taxable profit will be available against which the temporary differences can be utilised. However, deferred taxation as stated in the financial statements of the Target Business prepared under HK GAAP is different from that under PRC GAAP due to the existence of certain adjustments applicable only under HK GAAP.

10.     FINANCIAL INFORMATION OF GUOXIN PAGING

The following sets out the income statements of Guoxin Paging for the six months ended 30 June 2003 and the year ended 31 December 2002 prepared in accordance with HK GAAP, as extracted from the audited financial statements of Guoxin Paging:

	Six months ended 30 June 2003	Year ended 31 December 2002
	RMB’000	RMB’000

Operating revenue (Turnover):
Service revenue	726,932	2,330,767

Sales of telecommunications products	305,074	1,641,687

Total operating revenue	1,032,006	3,972,454

Operating expenses:
Leased lines	(44,435)	(136,024)
Depreciation and amortisation	(629,702)	(1,442,836)
Personnel	(217,539)	(555,261)
Selling and marketing	(62,778)	(238,640)
General, administrative and other expenses	(702,000)	(597,427)
Cost of telecommunications products sold	(285,054)	(1,626,157)

Total operating expenses	(1,941,508)	(4,596,345)

Operating loss	(909,502)	(623,891)

Interest income	4,533	17,374
Finance costs	(2,984)	(8,348)
Other income, net	20,395	24,993

Loss before taxation	(887,558)	(589,872)
Taxation	(2,648)	(29,374)

Loss after taxation	(890,206)	(619,246)
Minority interests	(2,252)	15,252

Net loss	(892,458)	(603,994)

The following sets out the balance sheets of Guoxin Paging as of 30 June 2003 and 31 December 2002 prepared in accordance with HK GAAP, as extracted from the audited financial statements of Guoxin Paging:

	As of 30 June 2003	As of 31 December 2002
	RMB’000	RMB’000

Non-current assets:
Property, plant and equipment, net	4,096,482	4,726,027
Goodwill	—	1,022
Other assets	113,296	128,379
Investment securities	102,941	105,644
Investment in associated companies	3,814	3,814

Total non-current assets	4,316,533	4,964,886

Current assets:
Amounts due from related parties	70,724	280,785
Amounts due from domestic carriers	67,580	47,932
Prepayments and other current assets	282,710	272,569
Inventories	279,000	257,986
Accounts receivable, net	159,352	198,582
Trading securities	201,132	173,939
Short-term bank deposits	52,500	—
Cash and cash equivalents	731,067	1,032,921

Total current assets	1,844,065	2,264,714

Current liabilities:
Dividends payable	11,217	8,448
Payables and accrued liabilities	1,163,256	1,254,787
Amounts due to related parties	258,154	161,351
Amounts due to domestic carriers	262,636	307,432
Current portion of long-term bank loans	—	20,000
Taxes payable	10,072	2,145
Advances from customers	219,356	344,823

Total current liabilities	1,924,691	2,098,986

Net current (liabilities) assets	(80,626)	165,728

Total assets less current liabilities	4,235,907	5,130,614

Financed by:

Owners’ equity
Paid in capital	1,072,298	1,072,298
Capital reserve	5,847,112	5,847,112
Reserves	472,849	472,849
Accumulated deficits	(3,720,360)	(2,827,902)

Total owners’ equity	3,671,899	4,564,357

Minority Interests	564,008	566,257

	4,235,907	5,130,614

The following sets out the cash flow statements of Guoxin Paging for the six months ended 30 June 2003 and the year ended 31 December 2002 prepared in accordance with HK GAAP, as extracted from the audited financial statements of Guoxin Paging:

	Note	Six months ended 30 June 2003	Year ended 31 December 2002
		RMB’000	RMB’000

Net cash (outflow) inflow from operations	(a)	(64,931)	369,368
Interest received		4,533	17,419
Interest paid		(2,996)	(6,884)
Dividends received		2,531	24,978
Dividends paid to minority owners of subsidiaries		(1,732)	(31,902)
PRC income tax paid		(2,528)	(11,116)

Net cash (outflow) inflow from operating activities		(65,123)	361,863

Investing activities
Purchase of property, plant and equipment		(165,064)	(514,715)
Proceeds from disposal of property, plant and equipment		4,655	1,594
Purchase of minority interests		—	(257,337)
(Increase)/decrease in short-term bank deposits		(52,500)	151,000
Purchase of trading securities		(83,857)	(14,557)
Sale of trading securities		79,055	18,865
Purchase of investment in associated companies		—	(2,105)
Sale of investment in associated companies		—	4,241
Sale of investment securities		6,048	35,300
Addition of other assets		(5,068)	(9,203)

Net cash outflow from investing activities		(216,731)	(586,917)

Financing activities
Repayment of short-term bank loans		—	(127,875)
Repayment of long-term bank loans		(20,000)	(36,408)

Net cash outflow from financing activities		(20,000)	(164,283)

Net decrease in cash and cash equivalents		(301,854)	(389,337)
Cash and cash equivalents, beginning of period		1,032,921	1,422,258

Cash and cash equivalents, end of period		731,067	1,032,921

Analysis of the balances of cash and cash equivalents:

Cash balance		1,012	1,967
Bank balance		730,055	1,030,954

		731,067	1,032,921

a)       The reconciliation of loss before taxation to net cash (outflow) inflow from operations is as follows:

	Six months ended 30 June 2003	Year ended 31 December 2002
	RMB’000	RMB’000

Loss before taxation	(887,558)	(589,872)
Adjustments for:
Depreciation and amortisation	629,702	1,442,836
Interest income	(4,533)	(17,374)
Interest expense	2,996	6,884
Loss on disposal of property, plant and equipment	35,540	77,639
Impairment loss of property, plant and equipment, and goodwill	528,038	38,797
Provision for doubtful debts	6,989	9,979
Share of profits from associated companies	—	(553)
Dividends from investment securities	(2,531)	(24,978)
Realised gains on trading securities	(7,902)	(1,876)
Unrealised (gains)/loss on trading securities	(14,489)	27,461
Realised gains on investment securities	(3,345)	(18,098)
Realised gains in associated companies	—	(1,251)
Additional provision of impairment loss of investment Securities	—	650

Operating profit before working capital changes	282,907	950,244
Decrease/(increase) in accounts receivable	32,241	(110,521)
Increase in inventories	(21,014)	(104,053)
Increase in prepayments and other current assets	(10,141)	(12,026)
(Increase)/decrease in amounts due from domestic carriers	(19,648)	88,856
(Increase)/decrease in amounts due from related parties	(234,519)	11,643
Increase in payables and accrued liabilities	38,156	393,375
Decrease in advances from customers	(125,467)	(444,164)
Decrease in amounts due to domestic carriers	(44,796)	(182,237)
Increase/(decrease) in amounts due to related parties	37,350	(221,749)

Net cash (outflow) inflow from operations	(64,931)	369,368

b)       Supplemental information:

Payables to equipment suppliers for construction-in-progress during the six months ended 30 June 2003 decreased by approximately RMB80 million (2002: RMB419 million).

11.               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE COMBINED GROUP (COMBINED GROUP REPRESENTS THE GROUP (EXCLUDING GUOXIN PAGING) AND THE TARGET COMPANY)

The following selected Unaudited Pro Forma Financial Information is extracted from the circular to be issued by the Company. In preparing these Unaudited Pro Forma financial information, the Unaudited Pro Forma Income Statement of the Combined Group for the 6 months ended 30 June 2003 gives effect to the Acquisition and the Sale as if such acquisition and sale had been undertaken immediately before 1 January 2003. The Unaudited Pro Forma Balance Sheet as of 30 June 2003 of the Combined Group also gives effect to the Acquisition and the Sale as if such acquisition and sale had been undertaken on 30 June 2003. In addition, the Unaudited Pro Forma Financial Information of the Combined Group is based upon the historical financial statements of the Target Company, the consolidated income statements and consolidated balance sheet of Guoxin Paging and the consolidated financial statements of the Group after giving effect to Pro Forma adjustments described in the accompanying notes.

Such Unaudited Pro Forma Financial Information of the Combined Group does not purport to represent what the financial conditions and operating results of the Combined Group would actually have been if the events described above had in fact been undertaken immediately before 1 January 2003 or any other date or to project the financial positions and operating results of the Combined Group for any future period.

The following selected unaudited Pro Forma Financial Information of the Combined Group should be read in conjunction with the other financial information included elsewhere in the circular to be issued by the Company.

	As of 30 June 2003
	Before the Acquisition and the Sale			After the Acquisition and the Sale
	Target Business	Add: The Group	Less: Guoxin Paging	Pro Forma Adjustments	Combined Pro Forma
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Cash and cash equivalents	890,757	10,209,178	731,067	(450,000)	9,918,868
Short-term bank deposits	—	1,704,767	52,500	—	1,652,267
Total current assets	2,023,367	23,799,147	1,844,065	(884,146)	23,094,303
Total assets	14,523,705	141,203,867	6,160,598	51,043	149,618,017
Total interest-bearing liabilities	8,966,282	46,557,864	—	—	55,524,146
Minority interests	—	564,008	564,008	—	—
Shareholders equity	2,264,811	67,782,508	3,671,899	789,416	67,164,836

As set out above, assuming that the Acquisition and the Sale had been undertaken immediately before 1 January 2003, the unaudited Pro Forma net profit of the Combined Group for the six months ended 30 June 2003 would have been RMB3,088 million. Before the amortisation of positive goodwill arising from the Acquisition and the Sale, the Unaudited Pro Forma net profit and the corresponding earnings per share of the Combined Group for the six months ended 30 June 2003 are reconciled as follows:

Pro Forma
(RMB millions except for per share data)

Before the amortisation of positive goodwill arising from the Acquisition:
Net profit	3,111
Basic and diluted earnings per share (RMB)	0.248

Amortisation of positive goodwill arising from the Acquisition	23

After the amortisation of positive goodwill arising from the Acquisition:
Net profit	3,088
Basic and diluted earnings per share (RMB)	0.246

	For the six months ended 30 June 2003

After the Acquisition and the Sale

				Pro Forma Adjustments
	Before the Acquisition and the Sale			Amortisation of Goodwill	Effects of recognising customer service fees Note (a)	Others	Combined Pro Forma
	Target Business	Add: The Group	Less: Guoxin Paging
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Operating revenue	3,867,533	31,967,244	1,032,006			(513,982)	34,288,789
Operating expenses	(3,514,942)	(27,689,129)	(1,941,508)		(22,373)	490,313	(28,794,623)
Including:
Depreciation and amortisation	(790,505)	(8,179,435)	(629,702)	(23,380)		42,513	(8,321,105)
Operating profit	352,591	4,278,115	(909,502)				5,494,166
Interest income	4,489	104,909	4,533			(4,703)	100,162
Finance costs	(205,313)	(1,019,344)	(2,984)				(1,221,673)
Other (expenses) income, net	(323)	(9,985)	20,395				(30,673)
Profit (loss) before taxation	151,444	3,353,695	(887,558)				4,341,952
Taxation	(61,132)	(966,170)	(2,648)			(229,669)	(1,254,323)
Profit attributable to shareholders	90,312	2,385,273	(892,458)				3,087,629
Basic and diluted net earings per share (RMB)		0.190					0.246

Note  (a)          According to the Prospective Connected Transactions, Unicom Group and Guoxin Paging will provide customer services to the Combined Group. The related service fees will be calculated on the basis of the costs of customer services plus a profit margin of 10%. The Pro Forma income statements reflect the reduction of personnel cost and other costs relating to customer services incurred by the Combined Group and the recognition of selling expenses in relation to the customer service fee payable by the Combined Group to Guoxin Paging and Unicom Group as if such Prospective Connected Transactions had been effective since 1 January 2003.

12.     PROSPECTIVE FINANCIAL AND OPERATING INFORMATION IN RESPECT OF THE TARGET BUSINESS

The Company and the Target Business believe that, on the bases and the assumptions to be disclosed in the circular to be issued by the Company and in the absence of unforeseen circumstances, the net profit of the Target Company for the year ending 31 December 2003 is unlikely to be less than HK$234 million (equivalent to approximately RMB250 million based on the exchange rate prevailing at 12:00 noon (New York City time) on the day which is two business days immediately preceding the date of the Acquisition Agreement) under HK GAAP. Such forecast had been prepared in compliance with the requirements regarding profit forecasts set out in Chapter 11 of the Hong Kong Listing Rules.

The letters from PricewaterhouseCoopers and CICC in respect of the profit forecast will be set out in the circular to be issued by the Company.

13.     PROSPECTIVE CONNECTED TRANSACTIONS

(a)      Agreements to be entered into regarding the Prospective Connected Transactions

As a result of the Acquisition and the Sale, certain Prospective Connected Transactions have been and will be entered into in accordance with the 2-Step Approach as set out in the section headed “The 2-Step Approach for Connected Transactions” in this announcement. Specific agreements in respect of each of the Prospective Connected Transactions are set out in paragraph (b) below.

(b)      Information regarding the Prospective Connected Transactions

(A)     Leasing of CDMA Network Capacity

Existing Leasing Arrangements

Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, owns a nationwide CDMA network within the PRC. CUCL and Unicom New Century have been leasing capacity on that CDMA network from Unicom New Horizon in the Listed Service Areas since the beginning of 2002. The terms of the lease are set out in a CDMA network capacity lease agreement dated 22 November 2001 between CUCL, Unicom New Horizon and Unicom Group (the CUCL Lease Agreement) and a CDMA network capacity lease agreement dated 20 November 2002 between the A Share Company (its rights and obligations under such agreement have been transferred to Unicom New Century under the 2-Step Approach), Unicom New Horizon and Unicom Group (Unicom New Century Lease Agreement). The circular issued by the Company dated 28 November 2001 gives further details of the terms of the CUCL Lease Agreement. The terms of Unicom New Century Lease Agreement are in all material respects the same as those contained in CUCL Lease Agreement.

In relation to the Target Service Areas, the Target Company is currently providing CDMA cellular services by leasing Capacity on the initial phase of the CDMA Network from Unicom New Horizon. Unicom Group is a party to that leasing arrangement to guarantee performance of some of the obligations of Unicom New Horizon thereunder. Except for the Capacity to be delivered by Unicom New Horizon, the terms of the leasing arrangement are in all material respects the same as those contained in the CUCL Lease Agreement and Unicom New Century Lease Agreement.

Restructuring of Existing Arrangements

In order to continue the provision of the CDMA cellular services in the Target Service Areas following completion of the Acquisition, Unicom New Horizon, the Target Company and Unicom Group are restructuring their current leasing arrangement in accordance with the 2-Step Approach. The restructuring involves splitting the current leasing arrangement into two separate agreements, namely:

(1)                  the CDMA Lease Agreement between the A Share Company, Unicom New Horizon and Unicom Group, and

(2)                  the CDMA Transfer Agreement between the Target Company and the A Share Company.

As discussed in the section headed “The 2-Step Approach for Connected Transactions”, the CDMA Lease Agreement constitutes a connected transaction of the A Share Company under the listing rules of the Shanghai Stock Exchange and is conditional upon approval of the independent shareholders of the A Share Company, whereas the CDMA Transfer Agreement constitutes a connected transaction of the Company under the Hong Kong Listing Rules and is conditional upon the approval of the Company’s Independent Shareholders. The net effect of the CDMA Lease Agreement and the CDMA Transfer Agreement is to enable the Target Company to continue to lease Capacity on the CDMA Network following the completion of the Acquisition on terms that are in all material respects the same as before and as the CUCL Lease Agreement and Unicom New Century Lease Agreement.

CDMA Lease Agreement

Under the CDMA Lease Agreement, Unicom New Horizon shall plan, finance and construct the CDMA Network (the first two phases of which has already been completed) and shall ensure that all subsequent phases of the CDMA Network are constructed in accordance with the detailed specifications and timetable agreed between Unicom New Horizon and the A Share Company. All payments, costs, expenses and amounts paid or incurred by Unicom New Horizon that are directly attributable to the construction of the CDMA Network, including construction, installation and equipment procurement costs and expenses, survey and design costs, investment in technology, software and other intangible assets, insurance premiums and capitalised interest on loans and any taxes levied or paid in respect of the equipment procurement and the construction of the CDMA Network, including import taxes and custom duties and all costs incurred in relation to any re-configuration, upgrade, enhancement or modification to technology shall form the total network cost (the Network Construction Cost). The Network Construction Cost will be used in calculating the lease fee payable by or on behalf of the A Share Company. The Network Construction Cost for all subsequent phases shall be audited and appropriate documentation shall be provided to the A Share Company or its auditors in order to verify the Network Construction Cost.

The A Share Company (for whom the Target Company will substitute following approval and completion of the CDMA Transfer Agreement) shall be responsible for the operation, management and maintenance of the CDMA Network in accordance with the relevant requirements of the CDMA Lease Agreement. The parties to the CDMA Lease Agreement agree that the Target Company shall have the exclusive right to provide CDMA services in the Target Service Areas. All operating revenue, including airtime charges, monthly subscription fees, interconnection charges, income from sales of UIM cards and handsets and other income generated from or in connection with the operation of the CDMA Network shall belong to the Target Company.

The Target Company’s technical staff has been closely involved in the planning and design of the CDMA Network, as well as the equipment selection process, and in overseeing the construction of the CDMA Network. As a result, the Target Company’s technical staff is familiar with the technology used in the CDMA Network and is able to maintain the CDMA Network. All costs of operating, managing and maintaining the CDMA Network shall be borne by the Target Company.

Term of CDMA Lease Agreement

The term of the CDMA Lease Agreement is for an initial period of one year, commencing from such date as Unicom New Horizon and the A Share Company (for whom the Target Company will substitute following approval and completion of the CDMA Transfer Agreement) may agree following the fulfilment of the conditions set out below (the Initial Term) and may be renewed for further one year terms (each an Additional Term) at the option of the A Share Company (or by the Target Company following approval and completion of the CDMA Transfer Agreement). The Directors expect that the Initial Term will commence by June 2004.

Conditions precedent of the CDMA Lease Agreement

The CDMA Lease Agreement is conditional upon, among others, the following conditions precedent having been fulfilled on or before 30 June 2004 or such later date as the A Share Company, Unicom New Horizon and Unicom Group may agree:

(a)                  the passing of resolutions by the independent shareholders of the A Share Company at the A Share Company’s general meeting approving the CDMA Lease Agreement and the UNW Services Agreement;

(b)                 the passing of resolutions by the Independent Shareholders at the Company’s general meeting approving the Acquisition Agreement and the Prospective Cellular Connected Transactions; and

(c)                  all other conditions precedent contained in the CDMA Transfer Agreement having been fulfilled (or waived).

Capacity

During the Initial Term, the A Share Company will lease Capacity on a quarterly basis. Subject to giving not less than 180 days’ prior written notice to Unicom New Horizon, the A Share Company is entitled to obtain additional Capacity that the A Share Company may require during the Initial Term or any Additional Term, provided that the aggregate Capacity shall not exceed the total constructed Capacity of first two phases of the CDMA Network, which is approximately 4,516,500 subscribers. Unicom New Horizon shall ensure that all Capacity which the A Share Company requested according to the terms of the CDMA Lease Agreement is supplied by the due date of delivery of the Capacity. If Unicom New Horizon agrees to provide any such additional Capacity, the provisions of the CDMA Lease Agreement shall apply equally in relation to all such additional Capacity which Unicom New Horizon has agreed to provide.

Delayed delivery of Capacity

Subject to certain exceptions, including delay caused by a force majeure event (including natural disasters, national emergency, civil disturbance, riot, terrorism, industrial disputes and other similar events beyond the control of the parties), a material breach of the CDMA Lease Agreement by the A Share Company or compliance with applicable laws and regulations, if any Capacity is not ready for operational service by the relevant delivery date, then Unicom New Horizon shall be liable to provide a delay discount to the A Share Company, equal to the daily Lease Fee (as defined below) in respect of the relevant Capacity multiplied by the number of days of delay, which shall be credited against future Lease Fee payments.

Reduction of Capacity

The A Share Company may not reduce the amount of Capacity leased or committed to be leased by it during the Initial Term. However, subject to providing not less than 180 days’ prior written notice to or with the prior written consent of Unicom New Horizon, the A Share Company may reduce the amount of Capacity leased with effect from the commencement of any Additional Term, provided that the A Share Company must lease all Capacity which it has requested or otherwise committed to lease for at least one year following the date of delivery or renewal of the lease of such Capacity (as the case may be).

Lease Fee

The Lease Fee per unit of Capacity will be calculated so as to enable Unicom New Horizon to recover the Network Construction Cost in seven years, assuming full capacity is leased, with an internal rate of return on its investment of 8% (the Lease Fee).

The total Capacity of the first phase of the CDMA Network in the Target Service Area is approximately 1,780,000, with an annual Lease Fee per subscriber of approximately RMB225.6. The total Capacity of the second phase of the CDMA Network in the Target Service Area is approximately 2,736,500. The standard of settlement of the annual Lease Fee per subscriber for the second phase is based on the annual Lease Fee per subscriber for the first phase of approximately RMB225.6. However, the annual Lease Fee per subscriber for the second phase may be adjusted in the future in accordance with the on-going audit and verification of the Network Construction Costs for the second phase. In relation to the second phase and each subsequent phase of the CDMA Network, the related Network Construction Cost will be audited and verified. The Network Construction Cost will be adjusted if the amount verified differs from the estimated Network Construction Cost by more than 1.0%.

The Lease Fee for each Additional Term shall be calculated on the same basis as described above. The Lease Fee is payable quarterly in arrears to Unicom New Horizon. All Lease Fee payments shall be made in Renminbi.

Purchase Option

Under the CDMA Lease Agreement, Unicom New Horizon has granted the A Share Company (or the Target Company following approval and completion of the CDMA Transfer Agreement) an option to purchase the CDMA Network (the Purchase Option). The Purchase Option may be exercised at any time during the Initial Term and any Additional Term and within one year after the termination or expiry (without renewal) of the CDMA Lease Agreement.

The acquisition price shall be negotiated between Unicom New Horizon and the A Share Company (or the Target Company after the completion of the CDMA Transfer Agreement), based on the appraised value of the CDMA Network determined by an independent assets appraiser in accordance with applicable PRC laws and regulations and taking into account prevailing market conditions and other factors, provided that it will not exceed such price as would, taking into account all Lease Fee payments made by the A Share Company (or the Target Company after completion of the CDMA Transfer Agreement) to Unicom New Horizon and all delay discounts of Lease Fees, enable Unicom New Horizon to recover the Network Construction Cost, together with an internal rate of return on its investment of 8%. The exercise of the Purchase Option will be subject to the A Share Company (or the Company after completion of the CDMA Transfer Agreement) complying with the applicable stock exchange requirements governing such transactions.

Title to the CDMA Network assets will remain vested in Unicom New Horizon until the CDMA Network assets are transferred to the A Share Company (or the Target Company after completion of the CDMA Transfer Agreement) following exercise of the Purchase Option.

Guarantee and Indemnity

In consideration of the A Share Company entering into the CDMA Lease Agreement, Unicom Group has unconditionally and irrevocably guaranteed the due and punctual performance by Unicom New Horizon of its obligations under the CDMA Lease Agreement. Unicom Group has also agreed to indemnify the A Share Company (or the Target Company after the completion of the CDMA Transfer Agreement) for any loss it may suffer as a result of any defect in any of the CDMA Network equipment or any loss caused by any negligence, default, act or omission of Unicom New Horizon or Unicom Group under the CDMA Lease Agreement or in connection with the CDMA Network. The aggregate liability of Unicom Group for any claim shall not exceed the total amount of Lease Fee payments made to Unicom New Horizon under the CDMA Lease Agreement or, where the Purchase Option has been exercised, the total purchase price paid for the CDMA Network. The guarantee and indemnity provided by Unicom Group under the lease agreements will continue in force until the expiry of the lease agreements.

Transfer of Rights and Obligations

Each of Unicom New Horizon and Unicom Group irrevocably agrees that the A Share Company may transfer its rights and obligations under the CDMA Lease Agreement to the Target Company.

Termination of the CDMA Lease Agreement

The A Share Company (or the Target Company following approval and completion of the CDMA Transfer Agreement) may terminate the CDMA Lease Agreement by not less than 180 days’ prior written notice, with effect from the end of any Additional Term. In addition, Unicom New Horizon or the A Share Company (or the Target Company following approval and completion of the CDMA Transfer Agreement) may terminate the CDMA Lease Agreement if the other party commits any continuing or material breach of the CDMA Lease Agreement. Unicom New Horizon is not otherwise permitted to terminate the CDMA Lease Agreement.

CDMA Transfer Agreement

Pursuant to the CDMA Transfer Agreement, the A Share Company agrees to transfer all of its rights and obligations provided for in the CDMA Lease Agreement to the Target Company. Following completion of the CDMA Transfer Agreement, the A Share Company will cease to be a party to the CDMA Lease Agreement and the Target Company will become a party to it in place of the A Share Company. The Target Company will then be able to exercise and enjoy all the rights of the A Share Company arising under the CDMA Lease Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the CDMA Lease Agreement. Completion of the CDMA Transfer Agreement is subject to, inter alia, the Company’s Independent Shareholders’ prior approval and all conditions precedent contained in the CDMA Lease Agreement having been fulfilled.

CDMA Network and Services

Unicom Group is the only carrier licensed by the MII to offer CDMA cellular services in China. Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, is responsible for the construction of the CDMA networks throughout China and the Combined Group will operate the CDMA business in the Target Service Areas in addition to the Listed Service Areas, in each case by way of exclusive CDMA capacity leases from Unicom New Horizon.

Reasons for the CDMA Leasing Arrangement

The Board believes that the CDMA Lease Agreement, together with the CDMA Transfer Agreement, will enable the Combined Group to effectively eliminate some of the risks involved in the initial stages of developing the CDMA business in the Target Service Areas, notably the significant initial capital expenditure required during the initial stages of CDMA business development. The Combined Group will also benefit from the rights to exploit the extensive coverage of the first two phases of the CDMA Network without having to incur the costs of leasing all available Capacity. The terms of the CDMA Lease Agreement are flexible as the terms enable the Combined Group to increase (or, during any Additional Term, decrease) the Capacity to be leased according to the actual needs of the subscribers and the development of its CDMA business. In addition, where the Combined Group considers necessary, it may purchase the CDMA Network from Unicom New Horizon to operate as its own facilities instead of leased facilities.

Further Information on the CDMA Networks

In 2001, Unicom New Horizon began the construction of CDMA networks throughout China. The construction of Phase 1 was completed at the end of the same year. It is expected that the capacity of the networks will be expanded in different phases. The capacity and scale of every phase will depend on actual business needs. Phase 2 of the nationwide CDMA networks was completed in the first half of 2003 with an aggregate capacity of 36.9 million subscribers (including 4.5165 million subscribers in the Target Service Areas) for both phases with a coverage of approximately 330 local networks nationwide. At the same time, the entire network has been upgraded to the CDMA 1X system. The Board believes that the construction of its CDMA networks utilises to a significant extent the existing GSM infrastructure of the Combined Group, including base station sites and transmission capacity, thereby effectively reducing the overall construction costs, and thus the Target Company’s lease fees payable for capacity offered by future phases.

On 28 November 2001, CUCL, Unicom New Horizon and Unicom Group entered into the CUCL Lease Agreement. On 20 November 2002, the Unicom New Century Lease Agreement was entered into between the A Share Company (the entire rights and obligations under such agreement have been transferred to Unicom New Century), Unicom New Horizon and Unicom Group. As at 30 September 2003, the Group had 13.343 million CDMA subscribers in the Listed Service Areas.

At present, Unicom New Horizon has constructed a CDMA network in the Target Service Areas with a total capacity of approximately 4.5165 million subscribers. The Target Company has agreed to lease CDMA network capacity in the Target Service Areas from Unicom New Horizon with effect from 8 January 2002 on terms similar to the CUCL Lease Agreement and the Unicom New Century Lease Agreement. As at the end of each of the first, second and third quarter in 2003, the Target Company leased CDMA capacity of 1.41 million, 1.41 million and 1.86 million subscribers, respectively. For the fourth quarter of 2003, a total capacity of 2.29 million subscribers is leased. The lease fee payable by the Target Company is currently estimated to be RMB56.4 per line for each quarter in the Target Service Areas. As at 30 September 2003, the Target Company had 1.681 million CDMA subscribers in the Target Service Areas.

The Lease Fee for the year 2002 and the six months ended 30 June 2003 was RMB128.0 million and RMB157.2 million. Based on CDMA subscriber growth in the Target Service Areas, the Lease Fee for the year ended 31 December 2003 is estimated to be RMB391.3 million.

Other Applications of CDMA Network

The Board believes that upon completion of phase 2 of the CDMA Network, the Company may develop and provide various data applications and services based on CDMA 1X capacity, including web-browsing, downloading and video services, etc., which will enable the Company to make better use of the unique strengths of CDMA business, attract more subscribers for cellular data services and increase revenue and investment returns.

(B)     Supply of telephone cards

Background

At present, Unicom Xingye, a 95% owned subsidiary of Unicom Group, is currently engaged in the sourcing of various kinds of telephone cards, including SIM cards, UIM cards, IP telephone cards and rechargeable calling cards, for Unicom Group’s various networks. Unicom Group (through Unicom Xingye or other subsidiaries of Unicom Group) supplies telephone cards to the Target Company.

2-Step Approach

In order to allow the Target Company to continue to enjoy telephone cards supply services provided by Unicom Group (through Unicom Xingye or other subsidiaries of Unicom Group) following the completion of the Acquisition, each of Unicom Group and the Target Company has entered into separate supply arrangements with the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)                     Pursuant to an agreement dated 20 November 2003 (the UNW Services Agreement), Unicom Group (through Unicom Xingye or other subsidiaries of Unicom Group) agrees to supply, and the A Share Company agrees to receive, telephone cards, including SIM cards, UIM cards, IP telephone cards and rechargeable calling cards on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the Target Company. Unicom Group agrees to supply (through Unicom Xingye or other subsidiaries of Unicom Group) telephone cards to the A Share Company on terms no less favourable than the terms of its supply to any member of Unicom Group or any other independent third party. Completion of the agreement is subject to, inter alia, PRC regulatory and A Share Company independent shareholders’ approval. Unicom Group shall ensure that the telephone cards supplied by it will meet the quality standard stipulated by the relevant government authority. The agreement provides that the initial term shall be one year commencing from the second business day following the fulfillment of all conditions precedent set out in the Unicom BVI Acquisition Agreement.

(ii)                  Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to the Target Company all of its rights and obligations under the UNW Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the UNW Services Agreement and the Target Company will become a party to it in place of the A Share Company. Following the transfer, the Target Company will exercise and enjoy all the rights of the A Share Company arising under the UNW Services Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the UNW Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Pricing standards

Charges for the supply of these cards are based on the actual cost incurred by Unicom Xingye (or other subsidiaries of Unicom Group) in supplying the cards together with a margin over cost to be agreed from time to time but in any case not to exceed 20 per cent. of the cost, and subject to specified volume discounts. Selling, general and administrative expenses are generally not taken into account in the calculation of charges for the card supply. Under the UNW Services Agreement, prices and volumes will be reviewed by the parties on an annual basis.

Historical and forecast information

For the years ended 31 December 2000, 2001 and 2002 and the six months ended 30 June 2003, the Target Company paid approximately RMB90.11 million, RMB186.3 million, RMB157.3 million and RMB74.62 million respectively, to Unicom Xingye, for the purchase of telephone cards, including SIM cards, UIM cards, IP telephone cards and rechargeable calling cards. It is estimated that the total charges for the supply of telephone cards for 2003 will be approximately RMB228.2 million.

(C)     Equipment procurement services

Background

Unicom Import and Export Co. Ltd., a 96.7% owned subsidiary of Unicom Group, carries on the business of the procurement of foreign and domestic telecommunications equipment and other materials required in the operation of Unicom Group’s networks. Unicom Import and Export Co. Ltd. provides comprehensive procurement services, including management of tenders, verification of technical specifications and installation services. Unicom Group (through Unicom Import and Export Co. Ltd) currently provides equipment procurement services to the Target Company.

2-Step Approach

In order to allow the Target Company to continue to enjoy the procurement services provided by Unicom Group (through Unicom Import and Export Co. Ltd.) to the Target Company in respect of foreign and domestic telecommunications equipment and other materials following the completion of the Acquisition, Unicom Group and the Target Company have each entered into separate procurement arrangements with the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)                     Pursuant to the UNW Services Agreement, Unicom Group (through Unicom Import and Export Co. Ltd.) agrees to provide, and the A Share Company agrees to receive, equipment procurement services on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the Target Company. Unicom Group agrees to provide (through Unicom Import and Export Co. Ltd.) equipment procurement services to the A Share Company on terms no less favourable than the terms of its service provided to any member of Unicom Group or any other independent third party. Completion of the agreement is subject to, inter alia, PRC regulatory and the A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year commencing from the second business day following the fulfillment of all conditions precedent set out in the Unicom BVI Acquisition Agreement.

(ii)                  Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to the Target Company all of its rights and obligations under the UNW Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the UNW Services Agreement and the Target Company will become a party to it in place of the A Share Company. Following the transfer, the Target Company will exercise and enjoy all the rights of the A Share Company arising under the UNW Services Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the UNW Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Pricing standards

Charges for these services are calculated at the rate of:

(1)                  0.7% of the contract value in the case of imported equipment; and

(2)                  0.5% of the contract value in the case of domestic equipment.

Historical and forecast information

For the years ended 31 December 2000, 2001 and 2002 and the six months ended 30 June 2003, the Target Company paid an agency fee of approximately RMB28.56 million, RMB17.08 million, RMB2.55 million and RMB0.67 million, respectively to Unicom Import and Export Co. Ltd. in respect of procurement of foreign and domestic telecommunications equipment and other materials. It is estimated that the total charges for equipment procurement services for 2003 will be approximately RMB5.47 million.

(D)     Interconnection arrangements

Background

The Target Company’s GSM and CDMA cellular networks interconnect with Guoxin Paging’s network and Unicom Group’s cellular network in Guizhou province.

2-Step Approach

To continue such interconnection arrangement following completion of the Acquisition, each of Unicom Group and the Target Company has entered into separate interconnection arrangements with the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)                     Pursuant to the UNW Services Agreement, Unicom Group and the A Share Company agree to enter into interconnection arrangements on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the Target Company. Completion of the agreement is subject to, inter alia, PRC regulatory and the A Share Company independent shareholders’ approval. The parties shall ensure that the quality standard of the interconnection services shall not be lower than the quality of the interconnection services provided within their respective network. The agreement provides that the initial term shall be one year commencing from the second business day following the fulfillment of all conditions precedent set out in the Unicom BVI Acquisition Agreement.

(ii)                  Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to the Target Company all of its rights and obligations under the UNW Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the UNW Services Agreement and the Target Company will become a party to it in place of the A Share Company. Following the transfer, the Target Company will exercise and enjoy all the rights of the A Share Company arising under the UNW Services Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the UNW Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Pricing standard

Interconnection settlement between Unicom Group’s networks and the Target Company’s networks is based on relevant standards established from time to time by the MII. However, in the case of interconnections between different provinces, settlement is based on either the relevant standards established by the MII or an agreed settlement arrangement between the Target Company, the A Share Company and Unicom Group. Of the two settlement arrangements, the Target Company is able to choose the more favourable arrangement. The agreed settlement arrangement, which is based on the parties’ respective internal costs of providing this service, is currently more favourable to the Target Company than the settlement arrangement prescribed by the MII. If in future the arrangement prescribed by the MII were to be more favourable to the Target Company, the Target Company would settle on the basis of that arrangement.

Historical and forecast information

Interconnection revenue derived and interconnection expense incurred by the Target Company from the interconnection arrangements with Guoxin Paging’s network and Unicom Group’s cellular network in Guizhou province for the year ended 31 December 2000 were approximately RMB660,000 and RMB1.3 million, respectively. For the year ended 31 December 2001, interconnection revenue derived and interconnection expense incurred by the Target Company from the interconnection arrangements with Guoxin Paging’s network and Unicom Group’s cellular network in Guizhou province were approximately RMB750,000 and RMB1.58 million, respectively. For the year ended 31 December 2002, interconnection revenue derived and interconnection expense incurred by the Target Company from the interconnection arrangements with Guoxin Paging’s network and Unicom Group’s cellular network in Guizhou province were approximately RMB910,000 and RMB5.54 million, respectively. For the six months ended 30 June 2003, interconnection revenue derived and interconnection expense incurred by the Target Company from the interconnection arrangements with Guoxin Paging’s network and Unicom Group’s cellular network in Guizhou province were approximately RMB610,000 and RMB2.55 million, respectively.

It is estimated that the interconnection revenue derived and interconnection expense incurred by the Target Company from the interconnection arrangements with Guoxin Paging’s network and Unicom Group’s cellular network in Guizhou province for 2003 will be approximately RMB1.36 million and RMB6.06 million, respectively.

(E)      Roaming arrangements

Background

The Target Company (providing mobile telecommunications service in the Target Service Areas) and Unicom Group (providing mobile telecommunications service in Guizhou province) provide roaming services to each other’s GSM and CDMA cellular subscribers within its respective service areas.

2-Step Approach

To continue such roaming arrangements following the completion of the Acquisition, each of Unicom Group and the Target Company has entered into separate roaming arrangements with the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)                     Pursuant to the UNW Services Agreement, Unicom Group and the A Share Company agree to enter into roaming arrangements on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the Target Company. Completion of the agreement is subject to, inter alia, PRC regulatory and the A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year commencing from the second business day following the fulfillment of all conditions precedent set out in the Unicom BVI Acquisition Agreement.

(ii)                  Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to the Target Company all of its rights and obligations under the UNW Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the UNW Services Agreement and the Target Company will become a party to it in place of the A Share Company. Following the transfer, the Target Company will exercise and enjoy all the rights of the A Share Company arising under the UNW Services Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the UNW Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Pricing standards

Charges for these services between the Target Company and Unicom Group are based on its respective internal costs of providing these services, and will be on no less favourable terms than those available to any independent third party.

Historical and forecast information

Roaming revenue derived and roaming expense incurred by the Target Company from the roaming arrangements for the year ended 31 December 2000 were approximately RMB1.22 million and RMB1.78 million, respectively. Roaming revenue derived and roaming expense incurred by the Target Company from the roaming arrangements for the year ended 31 December 2001 were approximately RMB1.39 million and RMB2.16 million, respectively. For the year ended 31 December 2002, roaming revenue derived and roaming expense incurred by the Target Company from the roaming arrangements were approximately RMB1.69 million and RMB2.31 million, respectively. For the six months ended 30 June 2003, roaming revenue derived and roaming expense incurred by the Target Company from the roaming arrangements were approximately RMB1.14 million and RMB1.93 million, respectively.

It is estimated that the roaming revenue derived and roaming expense incurred by the Target Company from the roaming arrangements for 2003 will be approximately RMB2.53 million and RMB3.46 million, respectively.

(F)      Provision of premises

Background

Unicom Group currently provides to the Target Company its own premises or premises leased to it by third parties.

2-Step Approach

To continue such provision of premises following the completion of the Acquisition, each of Unicom Group and the Target Company has entered into separate arrangements regarding the provision of premises with the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)                     Pursuant to the UNW Services Agreement, Unicom Group agrees to provide premises to the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to the Target Company. Completion of the agreement is subject to, inter alia, PRC regulatory and the A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year commencing from the second business day following the fulfillment of all conditions precedent set out in the Unicom BVI Acquisition Agreement.

(ii)                  Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to the Target Company all of its rights and obligations under the UNW Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the UNW Services Agreement and the Target Company will each become a party to it in place of the A Share Company. Following the transfer, the Target Company will exercise and enjoy all the rights of the A Share Company arising under the UNW Services Agreement in substitution for the A Share Company as if the Target Company had at all times been a party to the UNW Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Pricing standard

Apart from cases where the premises have been leased from independent third parties, the rental amount in each case is based on the lower of depreciation costs and market prices for similar premises in that locality. In cases where the premises have been leased from an independent third party, the rental amount is that payable in the head lease. Charges for any air-conditioning and electricity are included in the rental amount.

The total charges for premises paid by the Target Company for the years ended 31 December 2000, 2001 and 2002 and the six months ended 30 June 2003 were approximately RMB2 million, RMB2.5 million, RMB2.5 million and RMB1.25 million.

Forecast information

It is estimated that the total charges for premises leased paid by the Target Company to Unicom Group for 2003 will be approximately RMB2.5 million.

Chesterton Petty, an independent property valuer, has confirmed that the rental amounts payable by the Target Company under the above arrangements are fair and reasonable to the Target Company and do not exceed market rent.

(G)     Cellular subscriber value-added services

Background

Following the completion of the Sale and the A Share Company Sale, Guoxin Paging will become a wholly-owned subsidiary of Unicom Group. Guoxin Paging currently provides operator-based value-added services to the Group’s cellular subscribers through its paging network, equipment and operators. Such operator-based value-added services include “Unicom Assistant” and “Paging-Cellular Interlink”. The Group intends to request Guoxin Paging to provide other value-added services depending on market demand.

2-Step Approach

In order to allow the Combined Group to continue to enjoy the value-added services provided by Guoxin Paging following the completion of the Sale, Unicom Group, Guoxin Paging, CUCL, Unicom New Century and the Target Company have each entered into separate arrangements with the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)                     Pursuant to an agreement dated 20 November 2003 (the Comprehensive Operator Services Agreement), Unicom Group (through Guoxin Paging) agrees to provide, and the A Share Company agrees to receive, value-added services as agreed from time to time between both parties on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to CUCL, Unicom New Century and the Target Company. Unicom Group agrees to provide (through Guoxin Paging) value-added services to the A Share Company on terms no less favourable than the terms of its service provided to any member of Unicom Group or any other independent third party. Completion of the agreement is subject to, inter alia, PRC regulatory and A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year commencing from the second business day following the fulfillment of all conditions precedent set out in the Unicom BVI Acquisition Agreement.

(ii)                  Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to CUCL, Unicom New Century and the Target Company all of its rights and obligations under the Comprehensive Operator Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the Comprehensive Operator Services Agreement, and CUCL, Unicom New Century and the Target Company will each become a party to it in place of the A Share Company. Following the transfer, CUCL, Unicom New Century and the Target Company each will exercise and enjoy all the rights of the A Share Company arising under the Comprehensive Operator Services Agreement in substitution for the A Share Company as if CUCL, Unicom New Century and the Target Company had each at all times been a party to the Comprehensive Operator Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Pricing standards

In relation to the settlement of charges for the supply of operator-based comprehensive value-added services between the Combined Group and Guoxin Paging, the respective branches of Guoxin Paging and the Combined Group may agree on the proportion for sharing the revenue derived (and actually received by the Combined Group) from value-added services, on the condition that such agreed proportion for Guoxin Paging shall not be higher than the average agreed proportion for independent value-added telecommunications content providers who provide value-added telecommunications content to the Combined Group in the same region. Subject to the foregoing condition, the proportion of revenue sharing may be adjusted annually.

The Combined Group intends to adopt the tariff settlement standard set out above in the future to require Guoxin Paging to provide other services to the Combined Group’s CDMA and GSM subscribers through its paging-operator based comprehensive business platform.

Historical and forecast information

For the year ended 31 December 2002, approximately RMB232 million was settled with Guoxin Paging due to the above value-added services. For the six months ended 30 June 2003, approximately RMB274 million was settled with Guoxin Paging due to the above value-added services.

It is estimated that in 2003 the Combined Group will settle approximately RMB600 million with Guoxin Paging due to the above value-added services.

(H)     Customer Services

Following completion of the Sale and the A Share Company Sale, Guoxin Paging will become a wholly-owned subsidiary of Unicom Group. Unicom Group and Guoxin Paging will provide the following customer services to the Combined Group:

(1)                  Business inquiries: to provide customers with information on the Combined Group, the network, tariff, sales outlets and services of GSM and CDMA operations, as well as frequently asked questions on cellular communications.

(2)                  Tariff inquiries: to answer instant tariff inquiry, balance inquiry, statement breakdown inquiry, overdue statement inquiry, amounts prepaid inquiry, account balance inquiry, status of payment inquiry from the customers of the Combined Group’s CDMA and GSM operations (including prepaid services) as well as statement inquiry from long-distance, domestic and IP telephony customers.

(3)                  Account maintenance: to provide suspension and reactivation of accounts services, as well as other account maintenance services free of charge to the customers of the Combined Group’s CDMA and GSM operations (including prepaid services), long-distance, domestic and IP telephony services.

(4)                  Complaints handling: to enable the customers to file a complaint by phone, fax, post or other means. The system provides various questions and answers prepared on various types of complaints and a closed-end work process flow. All of which are aimed at assisting the customer services officers to accurately and promptly understand the issue being complained of, and to ensure that the customers will receive a satisfactory reply. At the same time, the customers may call “1001” to inquire about the status of handling of their complaints and the results thereof.

(5)                  Customer interview and subscriber retention: Guoxin Paging will increase the number of operators and expand the scope of services according to the requirements of the Combined Group, and provide dedicated operators for such purposes. These services include conducting telephone interviews with new CDMA customers, high end CDMA and GSM customers, key customers and major accounts, as well as contacting by phone high end CDMA and GSM subscribers of the Combined Group who wish to leave the cellular network in order to persuade them to remain as its customer.

2-Step Approach

In order to allow the Combined Group to continue to enjoy the customer services provided by Unicom Group and Guoxin Paging following the completion of the Sale, Unicom Group, Guoxin Paging, CUCL, Unicom New Century and the Target Company have each entered into separate arrangements with the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)                     Pursuant to the Comprehensive Operator Services Agreement, Unicom Group (acting on its own or through Guoxin Paging) agrees to provide customer services to the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to CUCL, Unicom New Century and the Target Company. Unicom Group agrees to provide (acting on its own or through Guoxin Paging) customer services to the A Share Company on terms no less favourable than the terms of its service provided to any member of Unicom Group or any other independent third party. Completion of the agreement is subject to, inter alia, PRC regulatory and A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year commencing from the second business day following the fulfillment of all conditions precedent set out in the Unicom BVI Acquisition Agreement.

(ii)                  Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to CUCL, Unicom New Century and the Target Company all of its rights and obligations under the Comprehensive Operator Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the Comprehensive Operator Services Agreement, and CUCL, Unicom New Century and the Target Company will each become a party to it in place of the A Share Company. Following the transfer, CUCL, Unicom New Century and the Target Company will exercise and enjoy all the rights of the A Share Company arising under the Comprehensive Operator Services Agreement in substitution for the A Share Company as if CUCL, Unicom New Century and the Target Company had each at all times been a party to the Comprehensive Operator Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Pricing standards

The service fees payable by the Combined Group to Unicom Group or Guoxin Paging shall be calculated on the basis of the costs of the customer service plus a profit margin of not more than 10%. The costs of the customer service will be the costs per operator seat multiplied by the number of effectively operating operator seats:

(a)                  The cost per operator seat in economically developed metropolises, such as Beijing and Shanghai, shall be the Actual Cost per Operator Seat (as defined below) in such area for the previous year. The cost per operator seat in areas apart from those economically developed metropolises shall be agreed between the respective branches of Guoxin Paging and the Combined Group and subject to the final confirmation by the Combined Group, on the condition that it shall not exceed the nationwide (excluding Beijing and Shanghai) weighted average of Actual Cost per Operator Seat (as defined below) plus 10%.

The Actual Cost per Operator Seat is comprised of wages, administration expenses, operation and maintenance expenses, depreciation of equipment and leasing fees for premises attributable to customer service. The Actual Cost per Operator Seat in a certain area shall be calculated based on the audit report issued by an independent audit firm in respect of such costs of Unicom Group or Guoxin Paging in the same region for the previous year. Such audit report and relevant supporting documents shall be provided to the Combined Group and its auditor.

(b)                 Determination of the number of effectively operating operator seats: Unicom Group or Guoxin Paging shall notify the number of operator seats of the previous month to the Combined Group before the tenth day of each month. The Combined Group shall confirm the number of effectively operating operator seats within five working days based on the criteria as set out in the Service Standard for Telecommunication Operations (for Trial Implementation) published by the MII. The number of effectively operating operator seats will be subject to the final confirmation by the Combined Group.

As the provision of customer services pursuant to the Comprehensive Operator Services Agreement is a new service arrangement between the Combined Group and Guoxin Paging, there is no historical information available and hence, no reliable basis for forecast.

(I)      Agency services

Following completion of the Sale and the A Share Company Sale, Guoxin Paging will become a wholly-owned subsidiary of Unicom Group. Guoxin Paging will provide subscriber development services to the Combined Group including by telephone or through other channels by utilizing its paging network, equipment and operators.

2-Step Approach

In order to allow the Combined Group to continue to enjoy the agency services provided by Guoxin Paging following the completion of the Sale, Unicom Group, Guoxin Paging, CUCL, Unicom New Century and the Target Company have each entered into separate arrangementswith the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)                     Pursuant to the Comprehensive Operator Services Agreement, Unicom Group (through Guoxin Paging) agrees to provide agency services to the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to CUCL, Unicom New Century and the Target Company. Unicom Group agrees to provide (through Guoxin Paging) agency services to the A Share Company on terms no less favourable than the terms of its service provided to any member of Unicom Group or any other independent third party. Completion of the agreement is subject to, inter alia, PRC regulatory and A Share Company independent shareholders’ approval. The agreement provides that the initial term shall be one year commencing from the second business day following the fulfillment of all conditions precedent set out in the Unicom BVI Acquisition Agreement.

(ii)                  Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to CUCL, Unicom New Century and the Target Company all of its rights and obligations under the Comprehensive Operator Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the Comprehensive Operator Services Agreement, and CUCL, Unicom New Century and the Target Company will each become a party to it in place of the A Share Company. Following the transfer, CUCL, Unicom New Century and the Target Company will exercise and enjoy all the rights of the A Share Company arising under the Comprehensive Operator Services Agreement in substitution for the A Share Company as if CUCL, Unicom New Century and the Target Company had each at all times been a party to the Comprehensive Operator Services Agreement. Completion of the transfer agreement is subject to, inter alia, Hong Kong regulatory and Independent Shareholders’ approval.

Pricing standards

The pricing standard for the agency fee is that the agency fee chargeable to the Combined Group shall not exceed the average of agency fees chargeable by any independent third party agent providing subscriber development service to the Combined Group in the same region.

Historical and forecast information

For the two years of 2000 and 2001, approximately RMB441 million and RMB75.87 million, respectively were incurred by the Combined Group for the payment of agency fees in total. There was no agency service arrangement between the Combined Group and Guoxin Paging in 2002.

It is estimated that the total charges to be paid by the Combined Group for 2004 will be approximately RMB9.1 million.

(J)      Provision of premises to Guoxin

Background

Following completion of the Sale and the A Share Company Sale, Guoxin Paging will become a wholly-owned subsidiary of Unicom Group. CUCL, Unicom New Century and the Target Company will provide, upon request, to Guoxin Paging their own premises.

2-Step Approach

To continue such provision of premises following the completion of the Sale, Guoxin Paging, CUCL, Unicom New Century and the Target Company have each entered into separate arrangements with the A Share Company in accordance with the 2-Step Approach. The arrangements consist of the following two agreements:

(i)                     Pursuant to an agreement dated 20 November 2003 (the Guoxin Premises Leasing Agreement), each of CUCL, Unicom New Century and the Target Company agrees to provide premises to the A Share Company on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to Guoxin Paging. Completion of the agreement is subject to, inter alia, Hong Kong regulatory and the Independent Shareholders’ approval. The agreement provides that the initial term shall be one year commencing from the second business day following the fulfillment of all conditions precedent set out in the Unicom BVI Acquisition Agreement.

(ii)                  Pursuant to a transfer agreement dated 20 November 2003, the A Share Company agrees to transfer to Guoxin Paging all of its rights and obligations under the Guoxin Premises Leasing Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the Guoxin Premises Leasing Agreement, and Guoxin Paging will become a party to it in place of the A Share Company. Following the transfer, Guoxin Paging will exercise and enjoy all the rights of the A Share Company arising under the Guoxin Premises Leasing Agreement in substitution for the A Share Company as if Guoxin Paging had at all times been a party to the Guoxin Premises Leasing Agreement. Completion of the transfer agreement is subject to, inter alia, PRC regulatory and A Share Company independent shareholders’ approval.

Pricing standards

The rental amount in each case is based on the higher of depreciation costs and market prices for similar premises in that locality.

Forecast information

It is estimated that the total charges for premises leased paid by Guoxin Paging to CUCL, Unicom New Century and the Target Company for 2004 will be approximately RMB99.51 million.

Chesterton Petty, an independent property valuer, has confirmed that the rental amounts payable by Guoxin Paging under the above arrangements are fair and reasonable to the Combined Group and are not below market rent.

(c)      Application for waiver

The Prospective Connected Transactions are expected to be entered into in the ordinary and usual course of business and on normal commercial terms. The Directors are of the view that the terms of the Prospective Connected Transactions are fair and reasonable so far as the Shareholders are concerned and have been determined after arm’s length negotiation between the parties.

The Prospective Connected Transactions described above constitute, or will upon completion of the Acquisition and the Sale constitute, connected transactions of the Company under Chapter 14 of the Hong Kong Listing Rules. As the Prospective Connected Transactions are expected to occur on a regular continuous basis in the ordinary and usual course of business, the Company has made an application to the Stock Exchange for a waiver from strict compliance with the normal approval and disclosure requirements related to connected transactions under the Hong Kong Listing Rules.

The Hong Kong Stock Exchange has indicated that it will grant the waiver applied for in relation to the Prospective Connected Transactions which will be effective for a period of three financial years up to 31 December 2006, on the following conditions:

(i)                     Arm’s length basis: The transactions as well as the respective agreements governing such transaction shall be:

(1)                  entered into in the ordinary and usual course of business of the Company on terms that are fair and reasonable so far as the Independent Shareholders are concerned and in the interests of the Company and its shareholders as a whole; and

(2)                  on normal commercial terms and in accordance with the terms of the agreements governing such transactions.

(ii)                  Disclosure: The Company shall disclose in its annual report details of the transactions as required by Rule 14.25(1)(A) to (D) of the Listing Rules, i.e.,

(1)                  the date or period of the transactions;

(2)                  the parties thereto and a description of their relationship;

(3)                  a brief description of the transactions and the purpose of the transactions;

(4)                  the total consideration and the terms; and

(5)                  the nature and extent of the interest of the connected person in the transactions.

(iii)               Independent Directors’ review: The independent non-executive Directors shall review annually the transactions and confirm, in the Company’s annual report and accounts for the year in question, that such transactions have been conducted in the manner as stated in sub-paragraph (i) above and within the monetary limits set out in sub-paragraph (vii) below.

(iv)              Auditors’ review: The auditors of the Company shall review annually the transactions and shall provide the Directors with a letter with a copy to the Hong Kong Stock Exchange, details of which will be set out in the Company’s annual accounts, stating that the transactions:

(1)                  received the approval of the Board;

(2)                  are in accordance with the relevant agreement governing the transactions;

(3)                  are in accordance with the pricing policies of the Group if the transaction involves the provision of goods or services by the Group; and

(4)                  the relevant transaction amounts have not exceeded the monetary limits set out in paragraph (vii) below.

(v)                 Independent Shareholders’ approval: Details of the transactions are disclosed to the Company’s existing Shareholders who will be asked to vote in favour of an ordinary resolution to approve the transactions and the monetary limits set out in sub-paragraph (vii) below at the Company’s extraordinary general meeting.

(vi)              Undertaking: For the purpose of the above review by the auditors of the Company, Unicom Group has undertaken to the Company that it will provide the Company’s auditors with access to its and its Associates’ accounting records.

(vii)           Monetary limits:

(1)                  In relation to the leasing of Capacity on the CDMA Network, the respective total annual Lease Fee in relation to the years ending 31 December 2004, 2005 and 2006 does not exceed RMB1,500 million, RMB2,460 million and RMB4,430 million, respectively.

(2)                  In relation to the provision of premises to the Target Company by Unicom Group, the aggregate annual value shall not exceed the amount of RMB8 million.

(3)                  In relation to the provision of premises to Guoxin Paging by CUCL, Unicom New Century and the Target Company, the aggregate annual value shall not exceed the amount of RMB200 million.

The Hong Kong Stock Exchange has also indicated that if any of the values of the Prospective Connected Transactions exceeds the relevant monetary limits or if any of the terms of the agreements related to the Prospective Connected Transactions, or the nature of the Prospective Connected Transactions is altered or if the Combined Group enters into any new agreements with connected persons in the future, the Company will need to comply fully with all the relevant provisions of Chapter 14 of the Hong Kong Listing Rules dealing with connected transactions.

(d)      Bases of the monetary limits set for transactions contemplated under (A), (F) and (J) of section (b)

(i)                     The monetary limits set for the transactions contemplated under (A) of section (b) above have been determined with reference to the Company’s estimates of the maximum amount of CDMA Network Capacity which may be leased by the Target Company for the years 2004 - 2006. The estimation of the maximum amount of CDMA Network Capacity that may be leased by the Target Company takes into account a number of factors, including:

•                          completion of further phases of construction of CDMA Network planned for the next three years is likely to significantly increase the Capacity of the CDMA Network;

•                          the Company experienced a significant increase in the number of its CDMA subscribers after the completion of phase 2 and expects a similar increase following completion of further phases of construction of CDMA Network planned for the next three years; and

•                          the number of CDMA Network subscribers is likely to grow in line with the continuing improvement of quality of the CDMA Network and successful marketing strategies of the Target Company.

(ii)                  The monetary limits set for the transactions contemplated under (F) and (J) of section (b) above have been determined with reference to the Company’s estimates of the maximum number of premises that may be leased by the Target Company, or as the case may be, by Guoxin Paging for the years 2004 - 2006. The estimation of the maximum number of premises that may be leased by the Target Company, or, as the case may be, Guoxin Paging, in the next three years takes into account the growth potential of the businesses of the Target Company, or, as the case may be, Guoxin Paging and the corresponding demand for more premises due to such growth. As some of the premises leased by the Target Company are situated close to the premises owned by Unicom Group and some of the premises leased by Guoxin Paging are situated close to the premises owned by the Combined Group, there will be advantages for the Target Company to lease more premises from Unicom Group and for Guoxin Peging to lease more premises from the Combined Group as their respective businesses expand, due to the geographical proximity between these premises.

(e)                  Reasons for not having any monetary limit for transactions contemplated under (B) to (E) and (G) to (I) of section (b)

The Company considers that the value of transactions referred to under section (B) to (E) and (G) to (I) of section (b) above should not be subject to any annual limits for the following reasons:

(i)                     The arrangements referred to in (B) to (E) and (G) to (I) of section (b) above are essential to enable the Target Company and as the case may be, the Group, to continue their principal business operations. In the circumstances any caps could potentially limit the Target Company’s or the Group’s ability to continue its business in the ordinary course.

(ii)                  The Group’s revenue depends on growth in call revenue and in its subscriber base on its various networks. Any such growth will necessarily result in increased volumes under the interconnection and roaming arrangements, value-added services arrangements, customer service arrangements, which the Company will not be able to control as it depends entirely on subscriber usage. Any cap on these transactions will therefore potentially limit the Group’s ability to conduct or expand its business in the ordinary course.

(iii)               Growth in the subscriber base of the Group’s various networks would also result in increased requirements for the supply of telephone cards to sell to subscribers, for specialized equipment procurement for network development, and for use of customer service. The Company’s ability to obtain these services and facilities as needed is fundamental to the Group’s operations. Any cap on these arrangements would therefore potentially limit the ability of the Company to conduct or expand its business in the ordinary course and to benefit from potential growth in call traffic and subscriber base of its networks.

(iv)              The prices for a number of these services and facilities, including interconnection and roaming are either based on standardised tariffs set by the MII (which is applicable to other cellular operators in the PRC) or internal tariffs agreed between the Target Company and Unicom Group which are more favourable to the Target Company than the standardised tariffs. Charges for the supply of telephone cards are based on the actual cost incurred plus a margin over cost not exceeding 20% of the actual cost. Charges for the equipment procurement service are at the set rate of 0.7% of the contract value in the case of imported equipment and 0.5% of the contract value in the case of domestic equipment. These set standards of pricing afford added protection to the Target Company.

(vi)              Value-added service is an ancillary service to many of the Combined Group’s subscribers. If the number of subscribers of the Combined Group increases, the demand for value-added service will naturally increase, over which the Combined Group has no control. This increase will also benefit the Combined Group as the Combined Group shares with Guoxin Paging the revenue derived from this service.

(vii)           Customer service is an ancillary service to all of the Combined Group’s subscribers. If the number of subscribers of the Combined Group increases, the demand for customer service will naturally increase, over which the Combined Group has no control. The customer services will be priced on a cost plus margin basis and the costs will be audited annually by an independent firm of auditors and is subject to the final confirmation by the Combined Group, thus affording added protection to the Combined Group.

(viii)        Agency service is essential to the Combined Group, which needs effective marketing strategies and means to sustain its growth in the highly competitive telecommunications market in China today. The agency service fee is based on commissions charged for each newly developed subscriber. The total amount of commissions will increase if the number of new subscribers developed by Guoxin Paging increases. Any cap on this service is therefore a limit on the number of new subscriber that Guoxin Paging is allowed to develop for the Combined Group. Any such limit will limit the growth of the Combined Group.

DEFINITIONS

“1001”	customer service toll number for the subscribers of the Group

“10198”	special value-added services toll number for the subscribers of the Group

“2-Step Approach”

the approach adopted by the Company for the entering into of future connected transactions of the Company, details of which are set out in the section headed “The 2-Step Approach for Connected Transactions”

“A Share Company”	China United Telecommunications Corporation Limited, a company incorporated in the PRC on 31 December 2001, whose shares are listed on the Shanghai Stock Exchange

“A Share Company Sale”	the proposed sale by the A Share Company of the entire equity interests in Guoxin Paging to Unicom Group pursuant to the A Share Company Sale Agreement, as further described in this announcement

“A Share Company Sale Agreement”	the conditional sale and purchase agreement dated 20 November 2003 between the A Share Company and Unicom Group relating to the A Share Company Sale

“A Share Offering”

the issue of A Shares to natural persons and institutional investors in China by the A Share Company and the listing and trading of A Shares on the Shanghai Stock Exchange, which completed on 9 October 2002

“Acquisition”	the proposed acquisition by the Company of the entire issued share capital of the Target Holding Company pursuant to the Acquisition Agreement, as further described in this announcement

“Acquisition Agreement”	the conditional sale and purchase agreement dated 20 November 2003 between Unicom BVI and the Company relating to the Acquisition

“ADSs”	American Depositary Shares

“Associate”	has the meaning given to it by the Hong Kong Listing Rules

“Board”	the board of directors of the Company

“Capacity”	capacity on the CDMA Network measured in terms of total number of subscribers, including all additional Capacity to be delivered pursuant to the CDMA Lease Agreement

“CCF Arrangements”

the cooperation agreements entered into between the predecessor companies of the Target Company and certain Sino-foreign contractual joint venture companies (the CJVs) in relation to their development of cellular networks in the PRC

“CDMA”

Code Division Multiple Access technology, which is a digital transmission technology that accommodates higher throughput by using various coding sequences to mix and separate voice and data signals for wireless communication, and including all upgrades to such technology from time to time

“CDMA 1X”	a cellular telecommunication technology which will be used for the provision of medium and high speed data services

“CDMA Lease Agreement”	the conditional lease agreement dated 20 November 2003 between Unicom New Horizon and the A Share Company relating to the leasing of Capacity

“CDMA Transfer Agreement”	the agreement dated 20 November 2003 between the A Share Company and the Target Company relating to the transfer of the A Share Company’s rights and obligations under the CDMA Lease Agreement

“CDMA Network”

the CDMA cellular telecommunications network constructed by Unicom New Horizon in the Target Services Areas, including all subsequent network re-configuration, upgrades, enhancement, modifications and additional infrastructure constructed in the Target Service Areas after the date of the CDMA Lease Agreement

“Chesterton Petty”	Chesterton Petty Limited, a chartered surveyor and an independent property valuer to the Company

“China Mobile”	China Mobile Communications Corporation, a state-owned enterprise established under the laws of the PRC, and its subsidiaries

“China Netcom”	China Network Communications Group Corporation, a company established on 16 May 2002, and its subsidiaries

“China Railcom”	China Railway Communication Co., Ltd. and its subsidiaries

“China Telecom”	China Telecommunications Corporation, a company established on 16 May 2002, and its subsidiaries; and where appropriate, its predecessor entities

“CICC”

China International Capital Corporation (Hong Kong) Limited, which is licensed by the Securities and Futures Commission for Types 1, 4 and 6 regulated activities under the Securities and Futures Ordinance, being the financial adviser to the Company in respect of the Acquisition, the Sale and the Prospective Connected Transactions

“Combined Group”	the Group (excluding Guoxin Paging) and the Target Company

“Companies Ordinance”	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)

“Company”	China Unicom Limited, a limited liability company incorporated in Hong Kong whose Shares are listed on the Hong Kong Stock Exchange and whose ADSs are listed on the New York Stock Exchange

“Comprehensive Operator Services Agreement”	the operator-based comprehensive services agreement dated 20 November 2003 among Unicom Group, Guoxin Paging and the A Share Company

“CSRC”	China Securities Regulatory Commission

“CUCL”	China Unicom Corporation Limited, a limited liability company incorporated in the PRC and a wholly-owned subsidiary of the Company

“Director(s)”	director(s) of the Company

“Future Connected Transactions”

connected transactions that may be entered into between Unicom Group or its subsidiaries (not including the A Share Company and its subsidiaries), on one hand, and the Company or its subsidiaries, on the other hand, after the A Share Offering

“Group”	the Company and its subsidiaries from time to time

“GSM”	global cellular system for mobile communications, based on digital transmission and cellular network architecture with roaming function

“Guoxin Paging”

Guoxin Paging Corporation Limited, a company incorporated in the PRC, which is a wholly-owned subsidiary of CUCL prior to the completion of the Sale, and will be a wholly-owned subsidiary of Unicom Group after the completion of the A Share Company Sale

“Guoxin Premises Leasing Agreement”	the premises leasing agreement dated 20 November 2003 among CUCL, Unicom New Century, the Target Company and the A Share Company

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“HK GAAP”	the accounting principles generally accepted in Hong Kong

“Hong Kong”	Hong Kong Special Administrative Region of the PRC

“Hong Kong Listing Rules”	the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Independent Board Committee”	the committee of Directors, consisting of Lee Hon Chiu, Wu Jinglian,

Shan Weijian and Craig O. McCaw (or his alternate Director C. James Judson), formed to advise the Independent Shareholders in respect of the terms of the Acquisition, the terms of the Sale and the terms of the Prospective Connected Transactions

“Independent Shareholders”	Shareholders other than Unicom BVI and its Associates

“IP”	Internet Protocol, the open protocol used for Internet and on many LANs and WANs

“IPO”	the initial public offering of the Shares of the Company in June 2000

“IP telephony”	a voice service transmitted through IP networks

“Lehman Brothers”

Lehman Brothers Asia Limited, an investment adviser registered under the SFO and the independent financial adviser to the Independent Board Committee in respect of the terms of the Acquisition, the terms of the Sale and the terms of the Prospective Connected Transactions

“Listed Service Areas”

Guangdong, Jiangsu, Zhejiang, Fujian, Liaoning, Shandong, Anhui, Hebei, Hubei, Jilin, Heilongjiang, Jiangxi, Henan, Shaanxi and Sichuan provinces and Beijing, Shanghai, Tianjin and Chongqing municipalities and the Guangxi Zhuang and Xinjiang Yygur autonomous regions

“MII”	the Ministry of Information Industry of the PRC, or where the context so requires, its predecessor, the former Ministry of Posts and Telecommunications

“MOC”	the Ministry of Commerce of the PRC

“PRC” or “China”

The People’s Republic of China. Except where the context otherwise requires, references in this announcement to the PRC or China exclude Hong Kong, Macau Special Administrative Region of the PRC and Taiwan

“PRC GAAP”	relevant accounting principles and financial regulations in the PRC

“PricewaterhouseCoopers”	PricewaterhouseCoopers, certified public accountants in Hong Kong and reporting accountants to the Target Company

“Prospective Cellular Connected Transactions”

(1) in relation to the A Share Company, the transactions entered into between (a) Unicom Group or its subsidiaries (excluding the A Share Company and its subsidiaries) and (b) the A Share Company or Unicom BVI, and (2) in relation to the Company, the transactions entered into between (a) the Company or its subsidiaries and (b) Unicom Group, the A Share Company or Unicom BVI, in each case, arising as a result of the Acquisition and in accordance with the 2-Step Approach, details of which are set out in paragraphs (b)(A) to (b)(F) of section 13 headed “Prospective Connected Transactions”

“Prospective Connected Transactions”	the Prospective Cellular Connected Transactions and the Prospective Guoxin Connected Transactions

“Prospective Guoxin Connected Transactions”

(1) in relation to the A Share Company, the transactions entered into between (a) Unicom Group or its subsidiaries (excluding the A Share Company and its subsidiaries) and (b) the A Share Company or Unicom BVI, and (2) in relation to the Company, the transactions entered into between (a) the Company or its subsidiaries and (b) Unicom Group, the A Share Company or Unicom BVI, in each case, arising as a result of the Sale and in accordance with the 2-Step Approach, details of which are set out in paragraphs (b)(G) to (b)(J) of in section 13 headed “Prospective Connected Transactions”

“RMB”	Renminbi, the lawful currency of China

“SAIC”	the State Administration for Industry and Commerce of the PRC

“Sale”	the proposed sale by CUCL to the A Share Company of the entire equity interests in Guoxin Paging pursuant to the Sale Agreement, as further described in this announcement

“Sale Agreement”	the conditional sale and purchase agreement dated 20 November 2003 between CUCL and the A Share Company relating to the Sale

“SASAC”	State-owned Assets Supervision and Administration Commission

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Shanghai Stock Exchange”	Shanghai Stock Exchange of the PRC

“Share(s)”	share(s) of HK$0.10 each in the capital of the Company

“Share Option Scheme”	the share option scheme adopted by the Company on 1 June 2000, as amended after shareholders’ approval was obtained on 13 May 2002

“Shareholders”	the shareholders of the Company

“State Council”	the State Council of the PRC

“Target Assets”

the businesses, assets and liabilities of Unicom Group relating to mobile telecommunications services in the Target Service Areas (including their respective GSM businesses and assets and the CDMA businesses)

“Target Assets Restructuring”

a series of procedures taken to transfer the Target Assets from Unicom Group to the Target Company prior to the transfer of the entire equity interests in the Target Company to the Target Holding Company

“Target Business”	the mobile telecommunications businesses operated by the predecessors of the Target Company and which were subsequently assumed by the Target Company pursuant to the Target Assets Restructuring

“Target Company”

Unicom New World Telecommunications Corporation Limited, a limited liability company incorporated in the PRC and a wholly-owned subsidiary of the Target Holding Company. In respect of any time prior to the incorporation of the Target Company, references to the “Target Company” are references to the “Target Business”

“Target Holding Company”

Unicom New World (BVI) Limited, a company incorporated in the British Virgin Islands and a wholly-owned subsidiary of UCBVI before the BVI Acquisition, and a wholly owned subsidiary of the Company after the Acquisition

“Target Service Areas”

Shanxi, Hunan, Hainan, Yunnan, Gansu and Qinghai provinces and Inner Mongolia, Ningxia Hui and Xizang autonomous regions in the PRC in which the Target Company provides cellular telecommunications services

“UCBVI”	Unicom Centenarian (BVI) Limited, a company incorporated in the British Virgin Islands and a wholly-owned subsidiary of Unicom Group

“Unicom BVI”	China Unicom (BVI) Limited, a company incorporated in the British Virgin Islands and the immediate controlling shareholder of the Company

“Unicom BVI Acquisition”	the proposed acquisition by Unicom BVI of the entire issued share capital of the Target Holding Company pursuant to the Unicom BVI Acquisition Agreement, as further described in this announcement

“Unicom BVI Acquisition Agreement”	the conditional sale and purchase agreement dated 20 November 2003 between UCBVI, Unicom Group and Unicom BVI relating to the Unicom BVI Acquisition

“Unicom Group”

China United Telecommunications Corporation, a state-owned enterprise established under the laws of the PRC. Except where the context otherwise requires, this reference includes all of its subsidiaries, excluding the Group

“Unicom New Century”	Unicom New Century Telecommunications Corporation Limited, a limited liability company incorporated in the PRC and an indirect wholly-owned subsidiary of the Company

“Unicom New Horizon”	Unicom New Horizon Telecommunications Corporation Limited, a company incorporated in the PRC and a wholly-owned subsidiary of Unicom Group

“Unicom Paging”	Unicom Paging Telecommunications Corporation, a company incorporated in the PRC and a wholly-owned subsidiary of Unicom Group

“Unicom Xingye”	Unicom Xingye Science and Technology Trade Co. Ltd., a 95% subsidiary of Unicom Group

“UNW Services Agreement”	the comprehensive services agreement dated 20 November 2003 between Unicom Group and the A Share Company

This announcement contains translation between Renminbi amounts and Hong Kong dollars at RMB1.0614 = HK$1, being the exchange rate prevailing on 30 June 2003. The translation shall not be taken as representation that the Renminbi could actually be converted into Hong Kong dollars at that rate, or at all.

FURTHER INFORMATION

Unicom BVI owns about 77.47% of the issued share capital of the Company. The A Share Company in turn indirectly owns about 57.2% of the issued share capital of the Company through holding about 73.84% of the issued share capital of Unicom BVI. As both Unicom BVI and the A Share Company are substantial shareholders and connected persons of the Company within the meaning of the Hong Kong Listing Rules, the Acquisition and the Sale constitute connected transactions for the Company under the Hong Kong Listing Rules.

Unicom BVI (and its Associates), being a connected person to the Acquisition and the Sale, will abstain from voting its Shares on the ordinary resolutions to approve the Acquisition, the Sale and the Prospective Connected Transactions.

A circular containing, amongst other things, details of the terms of the Acquisition, the terms of the Sale and the terms of the Prospective Connected Transactions, letters from the Independent Board Committee and from Lehman Brothers, further financial and other information of the Target Company and Guoxin Paging and a notice to Shareholders convening an extraordinary general meeting of the Company to approve, amongst other things, the terms of the Acquisition, the terms of the Sale and the terms of the Prospective Connected Transactions will be dispatched to the shareholders of the Company as soon as possible.

By Order of the Board
China Unicom Limited
Wang Jianzhou Chairman

Hong Kong, 20 November 2003

The Directors collectively and individually accept full responsibility for the accuracy of the information contained in this announcement and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, opinions expressed herein have been arrived at after due and careful consideration and there are no other facts the omission of which would make any statement herein misleading.